Exhibit AAA
THIS NOTE PURCHASE AGREEMENT made as of the 16th day of April, 2009.

BETWEEN:

BELLUS HEALTH INC., a corporation formed under the laws of Canada (the “Corporation”);

AND:	VICTORIA SQUARE VENTURES INC., a corporation formed under the laws of Canada (the “Purchaser”);
WHEREAS in order to provide the Corporation with additional funds to conduct its business, the Purchaser has committed to provide the Corporation with investment funds, in two tranches, on the terms and subject to the conditions set forth herein;
AND WHEREAS the Purchaser’s investment shall take the form of 15% senior secured convertible notes (collectively, the “Notes”) maturing 2014, with an aggregate issue price of $10,500,000.00, on the terms and in the manner set forth herein;
NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Parties, intending to be legally bound, hereby agree as follows.
ARTICLE 1.
INTERPRETATION
1.1	Definitions
(a)	“ABCP Plan” means the second amended plan of compromise and arrangement, proposed and supported by the Pan-Canadian Investors Committee for Third-Party Asset Backed Commercial Paper pursuant to the Companies’ Creditors Arrangement Act (Canada) as initially sanctioned by Ontario Superior Court of Justice on June 5, 2008 and as definitely approved further to certain amendments on January 12, 2009;

(b)	“Additional Pledge Agreements” means a pledge agreement or equivalent security in favour of the Purchaser or Fonde de Pouvoir acting on its behalf evidencing a first-ranking pledge of any securities and instruments held by BELLUS Health Luxco II S.à.r.l. in BELLUS Health Holdings Limited and in Ovos Natural Health US Limited and a pledge agreement or equivalent security in favour of the Purchaser or Fonde de Pouvoir or collateral agent acting on its behalf evidencing a first-ranking pledge of any securities and instruments held by BELLUS Health Holdings Limited in BELLUS Health (International) Limited, to be dated and delivered as soon as reasonably practicable but in any event no later than the Clean-Up Date, to the extent, in each case, permitted under Applicable Law and to the extent, in each case, that the costs associated with obtaining such pledges or equivalent security are not excessive, given the benefits to be obtained therefrom (as determined by the holders of the Bellus Notes, which determination shall be communicated to the Corporation by the

Trustee), together with all certificates or documents evidencing such share interests or securities ownership, as applicable;

(c)	“Additional Security Agreements” means such additional security agreements, debentures, pledge agreements or instruments, to be dated and delivered as soon as reasonably practicable but in any event no later than the Clean-Up Date and to the extent permitted under Applicable Laws, as may be reasonably necessary to grant a first-ranking security interest or hypothec or equivalent security , subject to Permitted Senior Encumbrances, in all movable (personal) property and material assets of the Corporation and any Subsidiary on terms consistent with the Security provided to or for the benefit of the Purchaser in Canada to the extent, in each case, that the costs associated with obtaining such additional security agreements, debentures or instruments are not excessive, given the benefits to be obtained therefrom (as determined by the holders of the Bellus Notes, which determination shall be communicated to the Corporation by the Trustee);

(d)	“Affiliate” has the meaning ascribed thereto in the Securities Act (Quebec);

(e)	“Applicable Laws” means, at any time and with respect to any Person, property, transaction, event or other matter, all present or future applicable laws, statutes, regulations, treaties, judgments, ordinances, codes, decrees and common law and (whether or not having the force of law) all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, restrictions, requirements and policies of any Governmental Authority having authority over such Person, property, transaction, event or other matter;

(f)	“Agreement” means this Note Purchase Agreement;

(g)	“Amendment to the Premises Lease” means the amendment to the Premises Lease dated March 31, 2009, a copy of which is attached hereto as Exhibit 1.1(g);

(h)	“Bellus Notes” means, collectively, the Notes, the Vitus Notes and any Third-Party Notes;

(i)	“Board” means the board of directors of the Corporation;

(j)	“Board Representation Agreement” has the meaning set forth in Section 3.2(q) of this Agreement;

(k)	“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in Montreal, Quebec are authorized to be closed;

(l)	“Clean-Up Date” means the date that is one hundred twenty (120) days following the Initial Closing Date, provided that the Purchaser may agree to extend such date with respect to any provision of the Notes or this Agreement to a later date as the Purchaser may determine in its sole discretion;
(m)	“Closing” means any closing of the issuance of Notes in accordance with the terms hereof;

(n)	“Closing Time” has the meaning set forth in Section 2.2(a) of this Agreement;

(o)	“Common Shares” has the meaning set forth in Section 2.1(a) of this Agreement;

(p)	“Confidential Information” has the meaning set forth in Section 6.9(b) of this Agreement;

(q)	“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

(r)	“Corporation” means BELLUS Health Inc. and its successors and assigns;

(s)	“Corporation Indemnified Party” and “Corporation Indemnified Parties” have the meanings set forth in Section 8.1(b) of this Agreement;

(t)	“Corporation Organizational Documents” has the meaning set forth in Section 4.1 of this Agreement;

(u)	“D&O Insurance” has the meaning set forth in Section 6.10 of this Agreement;

(v)	“Deliver” or any derivative thereof means, actual delivery to the other Party or its professional advisors;

(w)	“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article 4 of this Agreement;

(x)	“Election Notice” has the meaning set forth in Section 6.12(d) of this Agreement;

(y)	“Encumbrance” includes a mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention or any other security arrangement howsoever created or arising and whether perfected or not;

(z)	“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, and ambient air;

(aa)	“Environmental Laws” means all Applicable Laws that address, are related to, or are otherwise concerned with, the protection of the Environment, health or safety issues (including occupational safety and health);

(bb)	“Existing Notes” means 6% senior convertible notes of the Corporation maturing, respectively, in 2026 and in 2027 in the aggregate principal amount of U.S. $46,585,000.00;

(cc)	“Filings” or “Filed” means the Corporation’s publicly available filings with the applicable securities regulatory authorities in those jurisdictions in Canada in which the Corporation is a reporting issuer, including without limitation any document filed by the Corporation on SEDAR since April 22, 1999;

(dd)	“Financial Statements” has the meaning set forth in Section 4.16 of this Agreement;

(ee)	“First Option” means the option described in the Option Letter under the heading “Preferred Share Option” to have the Existing Notes held by the holders thereof converted into Preferred Shares;

(ff)	“GAAP” means, at any date of determination, generally accepted accounting principles approved by the Canadian Institute of Chartered Accountants, or any successor institute;

(gg)	“Governmental Authority” means any (i) multinational, federal, provincial, territorial, state, regional, municipal, local or other government or any governmental or public department, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, (ii) self-regulatory organization or authority, (iii) subdivision, agent, commission, board or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(hh)	“Guarantee” and “Guarantees” means the guarantees to be executed and delivered by each Guarantor pursuant to Section 3.2(k) of this Agreement;

(ii)	“Guarantors” means each of OVOS Natural Health Inc., Bellus Health (US) LLC, OVOS Natural Health US Limited, Bellus Health Luxco I S.à.r.l. & Cie S.C.S., 4166591 Canada Inc. and Bellus Health (Innodia) Inc. and any future Subsidiary of the Corporation;

(jj)	“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or worker or public health and safety;
(kk)	“Hypothec” means, collectively, the hypothecs, pledge agreements and security interests in favour of the Purchaser or Fonde de Pouvoir or collateral agent acting on its behalf: (i) evidencing, subject to Permitted Senior Encumbrances, a first-ranking hypothec without delivery of any securities, limited liability company interests, limited partnership or similar participation interests held by the Corporation in OVOS Natural Health Inc., BELLUS Health (US) LLC, BELLUS Health Luxco I S.à.r.l. & Cie S.C.S., 4166591 Canada Inc. and BELLUS Health (Innodia) Inc.; (ii) evidencing, subject to Permitted Senior Encumbrances, a first-ranking pledge of any securities and instruments held by 4166591 Canada Inc in the capital of BELLUS Health (Innodia) Inc., together with all certificates or documents evidencing such share, interests or securities ownership, endorsements and stock transfer forms in blank and (iii) constituting, subject to Permitted Senior Encumbrances, a first-ranking charge on all other present and future, incorporeal and corporeal movable property of each of the Corporation, OVOS Natural Health Inc., 4166591 Canada Inc. and BELLUS Health (Innodia) Inc., other than any and all present and future Restructured Notes;

(ll)	“Indebtedness” means, with respect to any Person, without duplication:
(i)	all indebtedness of such Person for borrowed money, secured or unsecured;

(ii)	all reimbursement and other obligations of such Person with respect to letters of credit, banker’s acceptances and surety bonds, whether or not matured;

(iii)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iv)	all obligations of such Person under purchase money mortgages, conditional sale agreements, title retention agreements or other similar instruments relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(v)	all capitalized lease obligations of such Person and the present value of future rental payments under all synthetic leases, if any;

(vi)	all obligations of such Person under commodity purchase or options agreements or other commodity price hedging arrangements, in each case whether contingent or matured;

(vii)	all obligations of such Person under any foreign exchange contract, currency swap agreement, currency hedging transactions (valued at the termination value thereof), interest rate cap, swap, collar or similar transactions, or other similar agreement or arrangement designed to alter the risks arising from fluctuations in currency values or interest rates, in each case whether contingent or matured;

(viii)	all obligations of the type referred to above of any other person, the payment of which such person has guaranteed or for which such person is otherwise responsible or liable; and

(ix)	all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;
(mm)	“Indemnified Party” has the meaning set forth in Section 8.2(a) of this Agreement;

(nn)	“Indemnifying Party” has the meaning set forth in Section 8.2(a)(i) of this Agreement;

(oo)	“Initial Closing Date” means April 16, 2009, or such other date as shall be mutually agreed to by the Parties;

(pp)	“Initial Issue Price” means $5,000,000.00;

(qq)	“Initial Note” has the meaning set forth in Section 2.1(a) of this Agreement;

(rr)	“Interlender Agreement” means the agreement among the holders of the Bellus Notes and Picchio Pharma Inc. as same may be amended from time to time, a copy of which is attached hereto as Exhibit 1.1(rr);

(ss)	“Judgment Conversion Rate” has the meaning set forth in Section 9.12 of this Agreement;

(tt)	“JV Interests” has the meaning set forth in Section 4.2 of this Agreement;

(uu)	“Law” means any law, statute, code, ordinance, regulation, rule, Permit, rules of common law, including any judicial and administrative interpretations thereof, of any Governmental Authority which have been made public, including all judicial and administrative Orders which have been made public;

(vv)	“Lease Documents” has the meaning set forth in Section 4.19(b) of this Agreement;

(ww)	“Leased Properties” has the meaning set forth in Section 4.19(b) of this Agreement;

(xx)	“Legal Actions” has the meaning set forth in Section 4.15 of this Agreement;

(yy)	“Losses” has the meaning set forth in Section 8.1(a) of this Agreement;

(zz)	“Lux Pledge Agreement” means a pledge agreement in the form attached hereto as Exhibit 1.1(zz) in favour of the Purchaser or Fonde de Pouvoir or collateral agent acting on its behalf evidencing a first-ranking pledge of any securities and instruments held by BELLUS Health Luxco I S.à.r.l.& Cie S.C.S. in BELLUS Health Luxco II S.à.r.l.;

(aaa)	“Material Adverse Change” means any change to the Corporation’s and its Subsidiaries’ business, condition, results of operations, assets or liabilities, taken together as a whole, that reasonably has a Material Adverse Effect;

(bbb)	“Material Adverse Effect” means any event, occurrence, development or state of occurrence or state of circumstances or facts that has or had or would reasonably be expected to have an effect that, individually or in the aggregate is reasonably or would reasonably be expected to be material and adverse to the business, assets, financial condition, or the results of operation of the Corporation and its Subsidiaries, taken as whole except any such effect resulting from or arising in connection with: (i) any change in GAAP: (ii) any change in the global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in the general economic, business, regulatory, political or market conditions or in the national or global financial or capital markets, or (iii) any change in the industry in which the Corporation operates provided that for the purposes of (ii) and (iii) such effect does not primarily relate to (or have the effect primarily relating to) the Corporation and its Subsidiaries taken as a whole or disproportionately adversely affect the Corporation and its Subsidiaries taken as a whole compared to other entities operating in the industries in which the Corporation and its Subsidiaries operate. Notwithstanding the foregoing, no event or occurrence or other change or effect which has or may result in a suit, action, charge, claim, demand, cost, damage, penalty, fine, liability or other adverse consequence to the Corporation and its Subsidiaries taken as a whole or their prospects of less than $500,000.00 shall constitute a “Material Adverse Effect”;

(ccc)	“Material Contracts” has the meaning ascribed thereto in Section 4.11(a)(ix) of this Agreement;

(ddd)	“MD&A” has the meaning set forth in Section 4.16 of this Agreement;

(eee)	“National Bank Facility” means, collectively: (i) the US$6,000,000.00 and $650,000.00 ABCP facility of the Corporation; (ii) the $6,800,000.00 facility of BELLUS Health (Innodia) Inc.; (iii) the $250,000.00 credit card facility of the Corporation and (iv) the $1,100,000.00 letter of credit of the Corporation;

(fff)	“Normal Course Liens” means any of the following:
(i)	any builder’s, mechanic’s, materialman’s, worker’s, repairman’s or other similar statutory lien that has not at the time been filed pursuant to Applicable Laws and any such lien that, although filed, relates solely to an obligation not overdue or, if overdue, is being contested in good faith or is bonded or in respect of which the appropriate amount has been withheld in accordance with Applicable Laws;

(ii)	any lien for Taxes, assessment, water or sewer, or other rents or charges not at the time overdue or, if overdue, is being contested in good faith;

(iii)	any lien arising in connection with workers’ compensation, unemployment or employment insurance or other social benefits required by Applicable Laws not at the time overdue or, if overdue, is being contested in good faith;

(iv)	involuntary liens (including the lien of an attachment, judgment or execution) not at the time overdue or, if overdue and not in excess of $50,000, are being contested in good faith; and

(v)	liens of trade vendors for debts not at the time overdue or, if overdue and not in excess of $50,000, are being contested in good faith;
provided that in each case where the Corporation or any Subsidiary, as applicable, is in good faith contesting any obligations, Tax or assessments as contemplated herein, (A) it shall have established to the satisfaction of the Purchaser (acting reasonably) a reserve in accordance with GAAP unless there is a reasonable likelihood that the amount will be required to be paid in which case it shall establish sufficient reserve for or deposit with a court of competent jurisdiction or the assessing authority, sufficient funds or a surety bond for the total amount claimed to be secured by such liens, where the application of such reserve, funds or bond would result in their discharge and (B) such lien shall only be a Permitted Encumbrance for so long as such contestation effectively postpones or stays the enforcement of the rights of the Purchaser thereof;

(ggg)	“Note Shares” has the meaning set forth in Section 4.5(a) of this Agreement;

(hhh)	“Notes” has the meaning ascribed thereto in the recitals, and shall be comprised of the “Initial Notes” and the “Subsequent Notes”;

(iii)	“Option Letter” means the letter sent by the Corporation to each holder of an Existing Note dated March 16, 2009, as amended by letter dated March 24, 2009, the form of which option letter is attached hereto as Exhibit 1.1(iii);

(jjj)	“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority;

(kkk)	“Owned Entity” means any corporation, partnership or other similar entity that the Corporation owns an interest of more than twenty five percent (25%) but not more than fifty percent (50%) of the voting securities or voting interests therein;

(lll)	“Parties” means the parties hereto and “Party” means any one of them;

(mmm)	“PCMLA” has the meaning set forth in Section 5.9 of this Agreement;

(nnn)	“Permit” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority;

(ooo)	“Permitted Encumbrances” means any of the following:
(i)	Encumbrances listed in Schedule 1.1(ooo);

(ii)	Encumbrances created by the Security Documents;

(iii)	Encumbrances granted pursuant to any Permitted Senior Indebtedness;

(iv)	Normal Course Liens;

(v)	Encumbrances granted pursuant to the Vitus Notes;

(vi)	Encumbrances granted pursuant to the Third-Party Notes;

(vii)	Encumbrances on the Restructured Notes;

(viii)	operating leases of vehicles, equipment or other property which are entered into in the ordinary course of business;

(ix)	Purchase Money Liens;

(x)	liens granted or created by the Security Documents;

(xi)	liens granted or created in connection with the fulfillment of ordinary course operating obligations;

(xii)	liens granted in favour of the landlord under the Premises Lease, as amended by the Amendment to the Premises Lease, or under Applicable Law in connection with the performance of the Corporation’s obligations thereunder;

(xiii)	liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of money) or leases; and

(xiv)	any right reserved to, or vested in, any applicable Governmental Authority by the terms of any Applicable Laws, any applicable authorization by a Governmental Authority, or any property interest, easement, right-of-way or servitude issued or granted by Applicable Laws or by any applicable authorization by a Governmental Authority, to terminate any such authorization, easement, right-of-way or servitude or to purchase, expropriate, appropriate or recapture or designate a purchaser of any property;
(ppp)	“Permitted Indebtedness” means any of the following:
(i)	the Permitted Senior Indebtedness;

(ii)	indebtedness under the Surviving Existing Notes or under the notes issued to the landlord pursuant to the Amendment to the Premises Lease;

(iii)	unsecured Indebtedness of: (i) the Corporation to any Subsidiary; and (ii) any Subsidiary to the Corporation or any other Subsidiary;

(iv)	unsecured Indebtedness incurred by the Corporation or any Subsidiary relating to ordinary course operating obligations of the Corporation or such Subsidiary (including Indebtedness incurred by the Corporation under its Premises Lease, as amended by the Amendment to the Premises Lease);

(v)	letters of credit and letters of guarantee issued by the Corporation in the normal course of business related to tender offers or other bids for contracts by any Subsidiary in an aggregate amount not to exceed $1,000,000 at any time;

(vi)	Indebtedness secured by, and not exceeding the principal amount of, the Restructured Notes; and

(vii)	Indebtedness under the Vitus Notes and the Third-Party Notes;

(qqq)	“Permitted Issuance” means any of the following:
(i)	the issuance of options to acquire Common Shares pursuant to the Corporation’s employee share option plan, as modified or amended from time to time and the issuance of Common Shares upon the exercise of such options;

(ii)	the issuance to the landlord of Common Shares in accordance with the terms of the Amendment to the Premises Lease;

(iii)	any issuance of Note Shares;

(iv)	any issuance of Preferred Shares to the holders of Existing Notes who have exercised the First Option and any issuance of Common Shares upon the conversion of the Preferred Shares or as payment of dividends due in respect of such Preferred Shares;

(v)	any issuance of Common Shares to the holders of Surviving Existing Notes upon the conversion of the Surviving Existing Notes and in payment of interest due in respect of such Surviving Existing Notes; and

(vi)	any issuance of Common Shares upon exercise of any rights, options or warrants, pursuant to the terms governing such securities as of the date hereof;
(rrr)	“Permitted Senior Encumbrances” means any Encumbrance listed in Schedule 1.1(ooo) and any Encumbrance granted pursuant to any Permitted Senior Indebtedness and any Encumbrances on the Restructured Notes;

(sss)	“Permitted Senior Indebtedness” means the National Bank Facility or any Replacement Facility;

(ttt)	“Permitted Transferee” means any Affiliate of any Purchaser or other entity whose decision making is controlled by such Purchaser;

(uuu)	“Person” an individual, corporation, partnership, trust, syndicate, association, limited liability company, unlimited liability company, association, joint venture, Governmental Authority or other entity or organization, whether or not recognized as a legal entity;

(vvv)	“Plans” has the meaning set forth in Section 4.27(a) of this Agreement;

(www)	“Pre-Emptive Right” has the meaning set forth in Section 6.12(a) of this Agreement;

(xxx)	“Preferred Shares” means the preferred shares of the Corporation having the characteristics set forth in Exhibit 1.1(xxx);

(yyy)	“Premises Lease” means the lease of the Corporation’s facility located at 275 Armand-Frappier Blvd., Laval, Quebec, dated November 17, 2005, as amended;

(zzz)	“Principal Amount” means a principal amount of $5,000,000 in respect of the Initial Note and a principal amount of $5,500,000 in respect of the Subsequent Note for an aggregate principal amount of $10,500,000, as notionally increased by the amount of any accrued but unpaid interest to be satisfied by the Corporation in-kind;

(aaaa)	“Proceeding” means any action, suit, proceeding, claim, arbitration, mediation or investigation before any Governmental Authority or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Authority or similar party;

(bbbb)	“Proprietary Assets” means:
(i)	any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and

(ii)	any right to use or exploit any of the foregoing;
(cccc)	“Purchase Money Lien” means a lien, including retention of title, incurred in the ordinary course of business to secure the purchase price of an asset, or to secure debt used only to finance the purchase of an asset;

(dddd)	“Purchaser” has the meaning ascribed thereto in the recitals to this Agreement;

(eeee)	“Purchaser Indemnified Party” and “Purchaser Indemnified Parties” have the meanings set forth in Section 8.1 of this Agreement;

(ffff)	“Purchaser Nominees” has the meaning set forth in Section 6.4(b) of this Agreement;

(gggg)	“Registered” has the meaning set forth in Section 5.2 of this Agreement;

(hhhh)	“Registration” has the meaning set forth in Section 5.2 of this Agreement;

(iiii)	“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the environment;

(jjjj)	“Replacement Facility” means a credit facility:
(i)	approved by the Board;

(ii)	that replaces, supersedes or amends the National Bank Facility;

(iii)	is secured by a first-rank hypothec on the Corporation’s investments in the Restructured Notes and on all shares, notes, commercial paper, warrants, bonds, debentures, certificates, units, claims, sums of money, deposits and any other securities or instruments or investments, present and future, held in or related to securities account numbers 314150, 314151 and 314152 of the Corporation with the Natcan Trust Company or in any other accounts replacing such accounts;

(iv)	has an aggregate availability of not more than US$6,000,000.00; and

(v)	is also secured by a first- ranking hypothec over all of the assets of the Corporation provided that the principal amount secured by such charge does not exceed $1,875,000.00;
(kkkk)	“Restructured Notes” means the notes issued to (or to be issued to) the Corporation or BELLUS Health (Innodia) Inc. pursuant to the ABCP Plan in replacement of the commercial paper held by them and subject to the ABCP Plan;

(llll)	“Sale Notice” has the meaning set forth in Section 6.12(c) of this Agreement;

(mmmm)	“SEC” means the U.S. Securities and Exchange Commission;

(nnnn)	“Second Closing Date” means June 3, 2009 or such other date as shall be mutually agreed to by the Parties;

(oooo)	“Second Issue Price” means $5,500,000.00;

(pppp)	“Second Option” means the option described in the Option Letter under the heading “Debt Option” to have the Existing Notes amended as described therein;

(qqqq)	“Securities” has the meaning set forth in Section 4.5(a) of this Agreement;

(rrrr)	“Securities Act” has the meaning set forth in Section 4.6(b) of this Agreement;

(ssss)	“Security” means the security provided under the Security Documents;

(tttt)	“Security Documents” means the Additional Security Agreements, the Guarantees, the Hypothec, the Lux Pledge Agreement, the Swiss IP Security and the Additional Pledge Agreements;

(uuuu)	“Senior Indebtedness” means any senior secured indebtedness of the Corporation, on a consolidated basis, that ranks pari passu with the Notes, namely, the Vitus Notes and any Third-Party Notes;

(vvvv)	“Subject Securities” has the meaning set forth in Section 6.12(a) of this Agreement;

(wwww)	“Subsequent Note” has the meaning set forth in Section 2.1(b) of this Agreement;

(xxxx)	“Subsidiary” or “subsidiary” means: (i) any corporation or company of which at least a majority of the outstanding securities having by the terms thereof ordinary voting power to elect a majority of the board of such corporation or company is at the time directly, indirectly or beneficially owned or controlled by the Corporation, or one or more of its subsidiaries, or the Corporation and one or more of its subsidiaries; (ii) any partnership of which, at the time, the Corporation, or one or more of its subsidiaries, or the Corporation and one or more of its subsidiaries directly, indirectly or beneficially own or control at least a majority of the voting interests (however designated) thereof, or otherwise control such partnership; and (iii) any other Person of which at least a majority of the voting interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the Corporation, or one or more of its subsidiaries, or the Corporation and one or more of its subsidiaries;

(yyyy)	“Surviving Existing Notes” means those Existing Notes in the aggregate principal amount of U.S. $13,500,000.00 which have been amended in accordance with the Second Option set forth in the Option Letter;

(zzzz)	“Swiss Covenant” has the meaning set forth in Section 3.2(v);

(aaaaa)	“Swiss IP Security” means a hypothec or equivalent security in favour of the Purchaser or Fonde de Pouvoir or collateral agent acting on its behalf evidencing a first-ranking security interest or hypothec or equivalent security in the bank accounts and current and future registered patents of BELLUS Health (International) Limited, to be dated and delivered as soon as reasonably practicable but in any event no later than the Clean-Up Date, to the extent permitted under Applicable Law and to the extent that the costs associated with obtaining such pledges or equivalent security are not excessive, given the benefits to be obtained therefrom (as determined by the holders of the Bellus Notes, which determination shall be communicated to the Corporation by the Trustee);

(bbbbb)	“Tax Act” means the Income Tax Act (Canada);

(ccccc)	“Tax Returns” means all reports, form, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns required to be filed with a Governmental Authority with respect to any Tax;

(ddddd)	“Taxes” means all taxes of any kind or nature whatsoever, including without limitation, income taxes, sales taxes, capital taxes, levies, imposts, stamp taxes, duties, royalties, charges to tax, real property taxes and assessments, fees, deductions, contributions, premiums, withholding taxes, business transfer, multistage, goods and services or value added taxes and similar impositions payable, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future by any Governmental Authority of or within Canada or any other jurisdiction whatsoever having power to tax together with penalties, fines, additions to tax and interest thereon;

(eeeee)	“Technology” has the meaning set forth in Section 4.10(e) of this Agreement;

(fffff)	“Third-Party Notes” means senior secured convertible notes of the Corporation which may be issued to any Person (other than the Purchaser and Vitus Investments III Private Limited) commencing on or before June 3, 2009, up to an aggregate principal amount of $10,000,000;

(ggggg)	“Transaction Documents” means this Agreement, the Notes, the Security Documents, the Board Representation Agreement, the Swiss Covenant and the Interlender Agreement;

(hhhhh)	“Transaction Expenses” has the meaning set forth in Section 9.5(a)(i) of this Agreement;

(iiiii)	“Trustee” means Picchio Pharma Inc. or any successor thereof appointed as Trustee pursuant to the Interlender Agreement;

(jjjjj)	“TSX” means the Toronto Stock Exchange;

(kkkkk)	“Voting Shares” means shares in the capital of the Corporation or a Subsidiary, as the case may be, which carry the right to vote in the election of the directors of the Corporation or a Subsidiary, as the case may be; and

(lllll)	“Vitus Notes” means senior secured convertible notes of the Corporation to be issued to Vitus Investments III Private Limited concurrently with the issuance of the Notes, up to an aggregate principal amount of $10,000,000.
1.2	Schedules
The following are the Schedules attached hereto and incorporated by reference herein and deemed to be part hereof:

Schedule 1.1(ooo)	-	List of Encumbrances ranking prior to the Security
Schedule 3.2(j)	-	Capitalization
1.3	Exhibits
The following are the Exhibits attached hereto:

Exhibit 1.1(g)	-	Copy of Amendment to Premises Lease
Exhibit 1.1(rr)	-	Copy of Interlender Agreement
Exhibit 1.1(zz)	-	Form of Lux Pledge Agreement
Exhibit 1.1(iii)	-	Form of Option Letter
Exhibit 1.1(xxx)	-	Form of Preferred Shares
Exhibit 2.1(a)	-	Form of Initial Note
Exhibit 2.1(b)	-	Form of Subsequent Note
Exhibit 3.2(k)	-	Forms of Hypothec
Exhibit 3.2(k)(ii)	-	Forms of Guarantee
Exhibit 3.2(q)	-	Forms of Board Representation Agreement
Exhibit 3.2(s)	-	Form of Resolution Regarding Preferred Shares
Exhibit 3.2(s)(i)	-	Form of Surviving Existing Notes
Exhibit 3.2(v)	-	Form of Swiss Subs Covenant
ARTICLE 2.
ISSUANCE AND SALE
2.1	Issuance and Sale of the Notes
(a)	In reliance upon the representations, warranties and covenants of the Parties set forth herein, and subject to satisfaction of the relevant conditions set forth in Section 3.2 hereof, on the Initial Closing Date, the Corporation shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Corporation, a note having an aggregate Principal Amount of $5,000,000.00 for proceeds equal to the Initial Issue Price. The note issued on the Initial Closing Date (the “Initial Note”) shall be convertible into common shares in the capital of the Corporation (the “Common Shares”) in accordance with the terms thereof, shall mature five (5) years and one (1) day from the Initial Closing Date, and shall be in the form attached hereto as Exhibit 2.1(a).
(b)	In reliance upon the representations, warranties and covenants of the Parties set forth herein, and subject to satisfaction of the relevant conditions set forth in Section 3.3 hereof, on the Second Closing Date, the Corporation shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Corporation, a note having an aggregate Principal Amount of $5,500,000.00 for proceeds equal to the Second Issue Price. The note issued on the Second Closing Date (the “Subsequent Note”) shall be convertible into Common Shares in accordance with the terms thereof, shall mature five (5) years and one (1) day from the Second Closing Date, and shall be in the form attached hereto as Exhibit 2.1(b).
2.2	Closings
(a)	Closing of the issuance of the Initial Note shall take place at 10:00 a.m. (Montreal time) (the “Closing Time”) at the offices of Davies Ward Phillips & Vineberg LLP, located at 1501 McGill College Avenue, 26th Floor, Montréal, Québec, on the Initial Closing Date or at such other times and places as shall be mutually agreed to by the Parties. On the Initial Closing Date, the Purchaser shall pay and deliver to the Corporation the Initial Issue Price by cheque issued from the trust account of the Purchaser’s counsel.

(b)	Closing of the issuance of the Subsequent Note shall take place at the Closing Time at the offices of Davies Ward Phillips & Vineberg LLP, located at 1501 McGill College Avenue, 26th Floor, Montreal, Quebec, on the Second Closing Date or at such other times and places as shall be mutually agreed to by the Parties. On the Second Closing Date, the Purchaser shall pay the Second Issue Price by wire transfer or other mutually acceptable means.
ARTICLE 3.
CONDITIONS TO CLOSING
3.1	Conditions to Each Party’s Obligations
The respective obligation of each Party hereto to consummate the transactions described in this Agreement and the other Transaction Documents is subject to the satisfaction (or waiver by the respective Party), at or before each Closing, of the following conditions:
(a)	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition which has the effect of preventing the consummation of the transactions contemplated in this Agreement and the other Transaction Documents is in effect; and
(b)	all consents of Governmental Authority required in connection with the transactions described in this Agreement and the other Transaction Documents have been obtained or made, and are in full force and effect.
3.2	Conditions to Obligations of the Purchaser at Initial Closing Date
The obligation of the Purchaser to consummate the transactions described in this Agreement and in the other Transaction Documents is subject to the satisfaction (or waiver by the Purchaser), at or before the Initial Closing Date, of the following conditions:
(a)	Required Approvals. The Corporation shall have obtained all necessary approvals in connection with the issuance of the Notes and the securities of the Corporation contemplated therein as required by the TSX and Applicable Laws.

(b)	No Shareholder Approval. The Corporation shall not be required by the TSX or under Applicable Law to obtain the consent of the shareholders of the Corporation to (i) the issuance of the Notes, or (ii) the issuance of the Preferred Shares to the holders of the Existing Notes who have exercised the First Option, or (iii) the conversion of the Preferred Shares into Common Shares pursuant to the First Option, or (iv) the issuance of Common Shares pursuant to the Premises Lease, as amended by the Amendment to the Premises Lease, or (v) the issuance of Common Shares pursuant to the Surviving Existing Notes;

(c)	Representations and Warranties Correct. The representations and warranties of the Corporation and the Subsidiaries set forth in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the applicable Closing Date with the same effect as though made as of the date of this Agreement and the date of such other Transaction Documents, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(d)	Performance of Obligations. The Corporation and each Subsidiary shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement, the Hypothec and the other Transaction Documents at or prior to the Initial Closing Date.

(e)	Stock Exchange. The Corporation shall have not received a notice from the TSX that it intends to delist the Corporation.

(f)	Officer’s Certificate. The Corporation shall have delivered to the Purchaser a certificate, executed by a duly authorized officer of the Corporation, dated as of the Initial Closing Date, certifying the authenticity and continued effectiveness of attached copies of the Corporation’s articles of incorporation, bylaws and resolutions of the Board approving the transactions contemplated hereby and by the other Transaction Documents, and authorizing the execution and delivery of this Agreement and each of the other Transaction Documents by the Corporation.
(g)	Compliance Certificate. The Purchaser shall have received a certificate dated as of the Initial Closing Date and signed by a duly authorized officer of the Corporation on behalf of the Corporation and the Subsidiaries stating that the conditions specified in Sections 3.2(a) and 3.2(b), 3.2(c) and 3.2(d) have been satisfied.

(h)	Notes. The applicable Notes shall have been executed and delivered by the Corporation to the Purchaser.

(i)	Permitted Senior Indebtedness. The Corporation shall not be in default in any material respect under any document governing any Permitted Senior Indebtedness.

(j)	Capitalization. The total capitalization of the Corporation as at the Initial Closing Date shall be as set forth in Schedule 3.2(j) hereto.

(k)	Security Documents. The Hypothec, in the applicable forms attached hereto as Exhibit 3.2(k), shall have been executed and delivered by the Corporation and by 4166591 Canada Inc and by BELLUS Health (Innodia) Inc. to the Purchaser or Fonde de Pouvoir acting on its behalf and the Corporation shall have delivered to the Purchaser a guarantee in the applicable forms attached hereto as Exhibit 3.2(k)(ii) (collectively, the “Guarantee”), duly executed by each Guarantor and the Lux Pledge Agreement shall have been executed by BELLUS Health Luxco I S.à.r.l in the form attached hereto as Exhibit 1.1(zz)and delivered by the Corporation to the Purchaser or Fonde de Pouvoir acting on its behalf.

(l)	Delivery of Pledged Shares. The Corporation shall have delivered to the Purchaser or Fonde de Pouvoir acting on its behalf all certificates or documents evidencing any share, interest or securities ownership in any securities and instruments pledged pursuant to the Hypothec executed by 4166591 Canada Inc. and the Lux Pledge Agreement together with appropriate endorsements and stock transfer forms in blank.

(m)	Interlender Agreement. The Interlender Agreement shall have been executed by all of the parties thereto, other than the Purchaser.

(n)	Security Filings. The Corporation shall have executed and delivered to the Purchaser all filings necessary or appropriate for the perfection of the security interests or hypothecs granted pursuant to the Hypothec and the Lux Pledge Agreement, other than any such filings authorized pursuant to the terms of this Agreement, to take place following the Closing, as the result of which the Purchaser shall have first-ranking security over the assets covered thereby, subject only to Permitted Senior Encumbrances.
(o)	Opinions of Corporation’s Counsel. The Purchaser shall have received a legal opinion of Davies Ward Phillips & Vineberg LLP, counsel to the Corporation, in form and substance reasonably satisfactory to the Purchaser, in respect of the purchase and sale of the Notes and the Security Documents that are governed by Quebec law and intended to be executed at or prior to the Initial Closing Date (it being understood that such opinion shall be updated post-closing to reflect the registration of such Security Documents). In addition, the Purchaser shall have received a legal opinion from the Corporation’s Luxembourg counsel, in form and substance reasonably satisfactory to the Purchaser, in respect of the Lux Pledge Agreement, including that same creates a valid and binding first-ranking security interest or hypothec or equivalent security in the securities pledged pursuant thereto.

(p)	Amended Lease. The Corporation shall have delivered to the Purchaser a true copy of the Amendment to the Premises Lease executed by the landlord and the Corporation.

(q)	Board Representation Agreement. The Corporation shall have executed a board representation agreement establishing the right of the Purchaser to have two (2) nominees on the Board in the form attached hereto in Exhibit 3.2(q) (the “Board Representation Agreement”).

(r)	Consents and Waivers. The Corporation shall have received all required consents, approvals, authorizations, permits and waivers of third parties necessary for the Corporation to consummate the transactions contemplated in and by this Agreement and the other Transaction Documents, including, without limitation, with respect to the sale of the Notes to the Purchaser, the issue of the Preferred Shares to the holders of the Existing Notes who have exercised the First Option, as well as any approvals and consents from the TSX and any consent required from the National Bank of Canada and the landlord under the Premises Lease with respect to the Security (including a consent and waiver by such landlord).

(s)	Amendment to Existing Notes. The Corporation shall have delivered to the Purchaser, to the satisfaction of the Purchaser, acting reasonably, proof that (i) all of the holders of the Existing Notes (other than the Purchaser) have exercised either the First Option or the Second Option, (ii) the Board has adopted a resolution creating the Preferred Shares, in the form attached hereto as Exhibit 3.2(s), (iii) all holders of Existing Notes who have exercised the

First Option have provided to the Corporation a notice of exercise of the conversion of their Existing Notes into Preferred Shares and have been issued the Preferred Shares in accordance with the terms of such First Option, and (iv) all holders of Existing Notes who have exercised the Second Option have agreed to the Surviving Notes being in the form set forth in Exhibit 3.2(s)(i).
(t)	Vitus Subscription. Vitus Investments III Private Limited shall have entered into an agreement with the Corporation substantially upon the same terms and conditions as this Agreement pursuant to which Vitus Investments III Private Limited shall have agreed to subscribe for the Vitus Notes in the aggregate principal amount of $10,000,000.00 on substantially the same terms and conditions as those set forth herein as relates to the Notes.

(u)	Material Adverse Effect. No event shall have occurred or be reasonably likely to occur that would have a Material Adverse Effect.

(v)	Covenant of Swiss Subs. The Corporation shall have delivered an undertaking from each of the Corporation, BELLUS Health Holdings Limited and BELLUS Health (International) Limited in the form attached hereto as Exhibit 3.2(v) (collectively, the “Swiss Covenant”).

(w)	Other Documents and Undertakings. The Purchaser shall have received from the Corporation such other documents as it may reasonably request.
3.3	Conditions to the Obligations of the Purchaser on the Second Closing Date
Notwithstanding anything herein contained, unless waived by the Purchaser in its sole discretion, the obligations of the Purchaser to complete the transactions provided for at the Closing Time on the Second Closing Date shall be subject to:
(a)	The receipt by the Purchaser of a certificate of the Corporation attesting to the matters provided for in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(e), 3.2(h), 3.2(i), 3.2(n), 3.2(r), 3.2(t) and 3.2(v) being true and complete as at the Second Closing Date in respect of the Notes being acquired by the Purchaser on such Second Closing Date and the Security granted by the Corporation and its Subsidiaries in connection therewith;

(b)	The Corporation and the applicable Subsidiaries having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement, the Hypothec and the other Transaction Documents at or prior to the Second Closing Date;

(c)	The Corporation having paid to the Purchaser an aggregate set-up fee of 1.5% of the aggregate principal amount of all Bellus Notes, which set-up fee shall be paid by the issuance to the Purchaser of Notes in the principal amount equal to such set-up fee;

(d)	Vitus Investments III Private Limited having paid in full for the Vitus Notes to be issued to it on the Second Closing Date pursuant to the agreement referred to in Section 3.2(t); and

(e)	There being no Event of Default continuing on the Second Closing Date under the terms of the Notes that were issued on the Initial Closing Date.
3.4	Conditions to Obligations of the Corporation on the Initial Closing Date
The obligation of the Corporation to consummate the transactions described in this Agreement and the other Transaction Documents is subject to the satisfaction (or waiver by the Corporation), at or before the Initial Closing Date, of the following conditions:
(a)	Representations and Warranties Correct. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Initial Closing Date with the same effect as though made as of the date of this Agreement, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date;

(b)	Performance of Obligations. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)	Closing Certificate. The Purchaser shall have delivered to the Corporation a certificate, executed by authorized representatives of the Purchaser, dated as of the Initial Closing Date, certifying to:
(i)	the Purchaser’s authority to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and

(ii)	that the conditions specified in Sections 3.2(a) and 3.2(b) have been satisfied.
(d)	Payment. The Purchaser shall have provided payment for the Notes in accordance with Section 2.1(a);

(e)	Approvals. All necessary approvals of the TSX shall have been obtained.
3.5	Conditions to the Obligations of the Corporation on the Second Closing Date
Notwithstanding anything herein contained, the obligations of the Corporation to complete the transactions provided for at the Closing Time on the Second Closing Date will be subject to the receipt by the Corporation of (i) the Second Issue Price payable on the Second Closing Date in accordance with Section 2.1(b) hereof and (ii) a certificate of the Purchaser attesting to the matters provided in Sections 3.4(a) and 3.4(b) being true and complete as at the Second Closing Date in respect of the Note being acquired by the Purchaser on such Second Closing Date.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION
The Corporation hereby represents and warrants to the Purchaser that, except as set forth in the Corporation’s Disclosure Schedule Delivered on or before the date hereof (the “Disclosure Schedule”) or disclosed in any Filing of the Corporation, the statements contained in the following paragraphs of this Article 4 are true and correct. In this regard, it is agreed that nothing that has been disclosed in any Filing of the Corporation need be disclosed on the Disclosure Schedule, provided that where any reference is made to any agreement or other document in any Filing and the information contained in such agreement or document is relevant for the purposes of disclosure pursuant to this Article 4, the agreement or document in question has also been Filed.
4.1	Organization and Qualification
The Corporation and each of its Subsidiaries is a corporation duly incorporated, continued or amalgamated or an entity duly created and validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or creation and has the requisite corporate or other power and authority to own its assets as now owned and to carry on its business as it is now being conducted. The Corporation and each of its Subsidiaries is duly registered or otherwise authorized to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization necessary, except where the failure to be so registered, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Correct, current and complete copies of the articles of incorporation, continuance or amalgamation and by-laws (or the equivalent organizational documents), each as amended to date, of the Corporation and each of its Subsidiaries (collectively, the “Corporation Organizational Documents”) have been made available to the Purchaser.
4.2	Ownership of Subsidiaries
Section 4.2 of the Disclosure Schedule sets forth a complete and accurate list and/or chart of all Subsidiaries owned, directly or indirectly, by the Corporation, each of which is wholly-owned except as otherwise noted in such list or chart. All of the outstanding shares of capital stock and other ownership interests in the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by the Corporation are, except pursuant to restrictions on transfer contained in the Corporation Organizational Documents or pursuant to existing financing arrangements involving the Corporation or its Subsidiaries (which transfer restrictions are set forth in Section 4.2 of the Disclosure Schedule), owned free and clear of all Encumbrances and subject to no proxy, voting trust or other agreement relating to the voting of such shares, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares of capital stock or other ownership interests in or real properties of any of the Subsidiaries. There are no outstanding contractual or other obligations of any of the Subsidiaries, except in the normal course of business or as detailed in Section 4.2 of the Disclosure Schedule, to:
(a)	repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any Subsidiaries of the Corporation;

(b)	make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any Person, other than a wholly-owned subsidiary of the Corporation; or

(c)	provide any guarantee with respect to any Person (other than a wholly-owned subsidiary of the Corporation).
Section 4.2 of the Disclosure Schedule contains a list of all joint ventures (other than a subsidiary of the Corporation disclosed in Section 4.2 in response to the first sentence of this Section 4.2) in which the Corporation or one of its Subsidiaries is a participant and of which the Corporation or one of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interests where such capital stock, equity interest or other security has a book value to the Corporation in excess of $100,000.00 (such capital stock or equity interests, the “JV Interests”). All JV Interests are owned free and clear of all Encumbrances, and there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire or the obligation to dispose of any such JV Interests.
None of the assets of either BELLUS Health Holdings Limited or BELLUS Health (International) Limited are the object of any Encumbrance, and there is no agreement or undertaking of any kind or nature which would have the effect of creating any such Encumbrance.
There is no Encumbrance of any kind or nature whatsoever on any of the shares or other securities issued by BELLUS Health Holdings Limited or by BELLUS Health (International) Limited, and there is no agreement or undertaking of any kind or nature which would have the effect of creating any such Encumbrance.
4.3	Authority Relative to this Agreement
The Corporation and each of its Subsidiaries have the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Corporation and each such Subsidiary is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation by the Corporation and its Subsidiaries of the transactions contemplated in this Agreement and the other Transaction Documents have been duly authorized by the Board and the board of directors or managers of each corporate Subsidiary, and no other corporate proceedings on the part of the Corporation or its shareholders or of its Subsidiaries are necessary to authorize the execution and delivery by it of this Agreement or the other Transaction Documents or any agreement ancillary thereto and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction Documents executed at Closing will be, duly executed and delivered by the Corporation and each of the Subsidiaries which are a party to such Transaction Documents and constitute legal, valid and binding obligations of the Corporation and each such Subsidiary enforceable against the Corporation each such Subsidiary in accordance with their terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
4.4	Reporting Status and Securities Laws Matters
The Corporation is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian securities Laws and is in compliance in all material respects with all applicable Canadian securities Laws. No delisting of, suspension of trading in or cease trading order with respect to any securities of the Corporation and, to the knowledge of the Corporation, no inquiry or investigation (formal or informal) of any securities regulatory authority, is in effect or ongoing or, to the knowledge of the Corporation, expected to be implemented or undertaken, other than a delisting review by the TSX of which the Purchaser has been made aware. No Subsidiary of the Corporation is subject to the continuous disclosure requirements under any Securities Laws. The Corporation has provided to the Purchaser copies of all written correspondence between the Corporation (including its legal advisors) and the TSX in connection with the transactions contemplated by this Agreement.
4.5	Authorization
(a)	Corporation Action. All corporate and legal action on the part of the Corporation, its officers, directors and shareholders necessary for the execution and delivery of this Agreement, the other Transaction Documents, the sale and issuance of the Notes or any Common Shares issuable upon conversion of any Note (“Note Shares”, and together with the Notes, the “Securities”), and the performance of the Corporation’s obligations hereunder and thereunder, has been taken.

(b)	Subsidiary Action. All corporate and legal action on the part of each Subsidiary, its officers, directors, shareholders and members necessary for the execution and delivery of each of the Transaction Documents to which such Subsidiary is a party, and the performance of all of its obligations thereunder, has been taken.

(c)	Valid Issuance. The Securities, when issued against payment in compliance with the provisions of this Agreement, will be validly issued and, in the case of any such issued Securities, will be fully paid and non-assessable and delivered to the Purchaser, or any other holder thereof, free and clear of any Encumbrances.
(d)	No Voting Rights. There are no agreements to which the Corporation or any Subsidiary is a party with respect to the voting or transfer of any securities of the Corporation or such Subsidiary other than the Transaction Documents or as set forth in the Corporation Organizational Documents, as amended, and, in respect of transfer of securities, its listing agreement with the TSX, its ordinary-course agreements with its transfer agent and the restrictions on transfer of options and warrants imposed by its existing option and warrant agreements.

(e)	Noncontravention. None of the execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents, nor the issuance of any of the Securities or the issuance of the Preferred Shares will result in or constitute any breach, default or violation of:
(i)	any agreement, contract, lease, license, instrument or commitment (oral or written) to which the Corporation or a Subsidiary is a party or is bound; or

(ii)	any Law, rule, regulation, statute or order applicable to the Corporation or any Subsidiary or their respective properties, including, without limitation, any rule imposed by the TSX, or result in the creation of any Encumbrance upon any of the properties or assets of the Corporation or any Subsidiary (other than as contemplated by the Transaction Documents).
4.6	Consents
No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, provincial, territorial, state, local or provincial or other Governmental Authority or other Person on the part of the Corporation or any Subsidiary is required in connection with its valid execution, delivery and performance of this Agreement and the other Transaction Documents or the offer, sale or issuance of the Securities, other than:
(a)	any filing required pursuant to the rules of the TSX or the prospectus and registration exemptions relied upon by the Corporation under applicable provincial securities laws of Canada;

(b)	any filing that may be required under Regulation D under the United States Act of 1933, as amended (the “Securities Act”); and

(c)	if required, filings or qualifications under applicable state securities laws, which filings or qualifications, if required, will be timely filed or obtained by the Corporation.

4.7 Capitalization
The authorized share capital of the Corporation consists of an unlimited number of Common Shares and Preferred Shares. As at the close of business on the Initial Closing Date, there will be issued and outstanding 50,043,892 Common Shares and 102,431,160 Preferred Shares; since such date, the Corporation has not issued any shares, and there has not been any split, combination or reclassification or redemption or repurchase of Common Shares or Preferred Shares; and, as of the date hereof, there are outstanding no other shares of any class or series in the capital of the Corporation. As at the close of business on the Initial Closing Date, an aggregate of up to 4,593,102 Common Shares (and no Preferred Shares) will be issuable upon the exercise of the options granted pursuant to the Corporation’s stock option plan, an aggregate up to 220,000 Common Shares may be issuable to the Chief Executive Officer of the Corporation and 2,250,645 warrants, the exercise prices, expiration dates and other material terms of which are set forth in Section 4.7 of the Disclosure Schedule, and an aggregate of up to 102,431,160 Common Shares will be issuable upon the exercise of the conversion rights attaching to the Preferred Shares (without giving effect to the payment and dividends thereon); and, except as set forth above and except for the Permitted Issuances, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by the Corporation of any shares of the Corporation (including Common Shares and Preferred Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of the Corporation (including Common Shares and Preferred Shares). All outstanding Common Shares and Preferred Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all the Common Shares issuable upon the exercise of rights under the options granted pursuant to the Corporation’s stock option plan, the warrants and the exercise of conversion rights attaching to the Preferred Shares have been duly authorized and, upon issuance, the Common Shares resulting from such conversion will be validly issued as fully paid and non-assessable. All securities of the Corporation (including the Common Shares, the Permitted Issuances, the options granted pursuant to the Corporation’s stock option plan and the warrants) have been issued in compliance, in all material respects, with all applicable securities Laws. Other than the Common Shares, the options granted pursuant to the Corporation’s stock option plan, the warrants and the Permitted Issuances, there are no securities of the Corporation or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the shareholders of the Corporation on any matter. Except for the Permitted Issuances, there are no outstanding contractual or other obligations of the Corporation or any Subsidiary to:
(a)	repurchase, redeem or otherwise acquire any of its securities;

(b)	make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person; or

(c)	provide any guarantee with respect to any person.

4.8 Liabilities
Neither BELLUS Health Holdings Limited nor BELLUS Health (International) Limited has any outstanding Indebtedness other than amounts owed to any Subsidiary or to any Affiliate and other than Indebtedness incurred in connection with the fulfillment of ordinary course operating obligations, none of which are outstanding beyond the date required for payment thereof.
4.9 Judgments
Neither the Corporation nor any of its Subsidiaries or Owned Entities is subject to the terms or provisions of any judgment, decree, order, writ or injunction of any Governmental Authority that could result in a Material Adverse Effect.
4.10 Intellectual Property
(a)	The Corporation and its Subsidiaries own all right, title and interest in and to, or are validly licensed (and are not in material breach of such licenses), under all Proprietary Assets and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole;

(b)	all such Proprietary Assets are sufficient, in all material respects, for conducting the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole;

(c)	to the knowledge of the Corporation, all such Proprietary Assets are valid and enforceable (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or laws relating to or affecting creditors’ rights generally), and do not infringe in any material way upon any third parties’ intellectual property and proprietary rights, and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Proprietary Assets;

(d)	to the knowledge of the Corporation, no third party is infringing upon such Proprietary Assets in a manner that currently would reasonably be expected to adversely affect such Proprietary Assets in any material respect;

(e)	all computer hardware and their associated firmware and operating systems, application software, database engines and processed data, technology infrastructure and other computer systems used in connection with the conduct of the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole (collectively, the “Technology”) are up-to-date and sufficient, in all material respects, for conducting the business, as presently conducted, of the Corporation and its Subsidiaries taken as a whole;

(f)	the Corporation and its Subsidiaries own or have validly licensed (and are not in material breach of such licenses) such Technology and have commercially reasonable virus protection and security measures in place in relation to such Technology; and

(g)	the Corporation and its Subsidiaries have reasonable back-up systems and audited procedures and disaster recovery strategies adequate to ensure the continuing availability of the functionality provided by the Technology, and have ownership of or a valid license to the Proprietary Assets necessary to allow them to continue to provide, in all material respects, the functionality provided by the Technology in the event of any malfunction of the Technology or other form of disaster affecting the Technology. The Corporation has provided the Purchaser with a list of trademarks, trade names, service marks and patents in which the Corporation or its Subsidiary hold any right, tile and interest as well as the Proprietary Assets that are licensed or owned by the Corporation or a Subsidiary to a third party.
4.11 Contracts
(a)	None of the Corporation, or its Subsidiaries is in material breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Contract listed below (the Contracts described in Sections 4.11(a)(i) through 4.11(a)(viii), together with all exhibits and schedules thereto being, the “Material Contracts”) and none of the Corporation or any of its Subsidiaries has received or given any notice of default under any such Material Contract which remains uncured and to the knowledge of the Corporation, there exists no state of facts which after notice or lapse of time or both would constitute a material default or breach of such Material Contract (it being agreed that for the purposes of this Section 4.11(a), the term “material” signifies that the breach or violation or default in question would reasonably be expected to cause or did cause a Material Adverse Effect):
(i)	any lease of real property by the Corporation or any of its Subsidiaries, as tenant, with third parties providing for annual rentals of $250,000 or more;

(ii)	any Contract under which the Corporation or any of its Subsidiaries is obliged to make payments on an annual basis in excess of $250,000 in the aggregate;

(iii)	any partnership, limited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any partnership or joint venture which is not a wholly-owned subsidiary of the Corporation (other than any such agreement or arrangement relating to the operation or business of a property in the ordinary course and which is not material with respect to such property) where the Corporation’s or any Subsidiary’s obligations with respect to any such partnership or joint venture exceed $250,000.00 individually;
(iv)	any Contract (other than with or among wholly-owned subsidiaries) under which Indebtedness for borrowed money in excess of $250,000.00 is outstanding or may be incurred or pursuant to which any property or asset of the Corporation or any of its subsidiaries is mortgaged, pledged or otherwise subject to an Encumbrance (other than a Permitted Encumbrances), or any Contract restricting the incurrence of Indebtedness by the Corporation or any wholly-owned subsidiary or the incurrence of Encumbrances (other than Permitted Encumbrances) on any Leased Properties (as defined below) or securities of wholly-owned subsidiaries or restricting the payment of dividends;
(v)	any Contract that purports to limit the right of the Corporation or any of its Subsidiaries or affiliates to, in any material respect:
A.	engage in any line of business; or

B.	compete with any person or operate in any location;
(vi)	any Contract providing for the sale or exchange of, or option to sell or exchange, any Leased Property with a fair market value in excess of $250,000.00, or for the purchase or exchange of, or option to purchase or exchange, any Leased Property with a fair market value in excess of $250,000.00 entered into in the past twelve (12) months or in respect of which the applicable transaction has not been consummated;
(vii)	any Contract entered into in the past twelve (12) months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets (other than Contracts referenced in Section 4.11(a)(v)B) or capital stock or other equity interests of another person for aggregate consideration in excess of $250,000.00, in each case other than in the ordinary course of business and in a manner consistent with past practice;
(viii)	any standstill or similar Contract currently restricting the ability of the Corporation or any of its Subsidiaries to offer to purchase or purchase the assets or equity securities of another person; and
(ix)	any Contract (other than Contracts referenced in Sections 4.11(a)(i) through 4.11(a)(viii)) which has been filed by the Corporation or its affiliates with securities regulatory authorities as a material contract and forming part of the Corporation’s public disclosure record.

(b)	There are no Contracts that provide for an obligation of the Corporation or of any Subsidiary of $250,000 or more per year other than as Filed, described in any Filing or as listed in writing for the benefit of the Purchaser in the context of due diligence.
4.12 Prospectus and Registration Rights
Neither the Corporation nor any of its Subsidiaries has any current obligation to any Person any rights (including piggyback registration rights) to have any securities of the Corporation qualified pursuant to a prospectus in any province of Canada or registered with the SEC under the Securities Act or with any other Governmental Authority.
4.13 Changes
Since December 31, 2008, there has not occurred or could reasonably be expected to occur any of the following:
(a)	any Material Adverse Change;
(b)	any resignation or termination of any officer, key employee or groups of employees of the Corporation, any Subsidiary or any Owned Entity;
(c)	any material change, except in the ordinary course of business, in the contingent obligations of the Corporation, its Subsidiaries or any Owned Entity by way of Guarantee, endorsement, indemnity, warranty or other contractual arrangement;
(d)	any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect;
(e)	any waiver by the Corporation, any Subsidiary or any Owned Entity of a material right or of a material debt owed to it;
(f)	any material increase in any compensation arrangement or agreement with any employee, officer or director other than routine annual increases in compensation or promotions or bonuses awarded in the ordinary course of business;
(g)	to the knowledge of the Corporation, any labour organization activity related to the Corporation or any Subsidiary;
(h)	any Indebtedness, obligation or liability incurred, assumed or guaranteed by the Corporation, any Subsidiary or any Owned Entity, except for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(i)	any sale, assignment or transfer of any Proprietary Asset, other than the nonexclusive license by the Corporation, any Subsidiary or any Owned Entity of such Proprietary Assets to customers, suppliers or contract manufacturers in the ordinary course of business consistent with past practices;
(j)	any change in any Material Contract to which the Corporation, any Subsidiary or any Owned Entity is a party or by which it is bound, which change has had or could reasonably be expected to have a Material Adverse Effect;
(k)	any arrangement or commitment by the Corporation, any Subsidiary or any Owned Entity to do any of the acts described in this Section 4.13.
4.14 Compliance with Corporation Instruments and Laws
Neither the Corporation nor any of its Subsidiaries nor, to the knowledge of the Corporation, any of its Owned Entities, is in violation of any provisions of its respective Corporation Organizational Documents or other similar organizational document, each as currently in effect. The Corporation, each of its Subsidiaries and, to the knowledge of the Corporation, each Owned Entity, has been and is in compliance in all respects with all Applicable Laws, except where failure to be in compliance would not have a Material Adverse Effect. The Corporation, each of its Subsidiaries and, to the knowledge of the Corporation, each Owned Entity, has been and is currently in compliance in all respects with all Applicable Laws relating to the importation or exportation of its products, except where failure to be in compliance would not have a Material Adverse Effect. All Permits and other authorizations by Governmental Authority held by the Corporation, its Subsidiaries and Owned Entities and which are necessary to their businesses are valid and sufficient in all respects for the businesses presently carried on by them, except where such failure to obtain such Permits and authorizations would not have a Material Adverse Effect.
4.15 Litigation
There are no claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations known to the Corporation (collectively, “Legal Actions”) pending or, to the knowledge of the Corporation, threatened, against:
(a)	the Corporation or any of its Subsidiaries or against any of their respective property or assets at law or in equity before or by any Governmental Authority; or
(b)	any director or officer of the Corporation or any of its Subsidiaries or any employee of the Corporation, which Legal Actions would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Neither the Corporation nor any of its Subsidiaries nor their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16 Financial Statements
The Corporation’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2008, 2007 and 2006 (including the notes thereto and related management’s discussion and analysis (“MD&A”)) (collectively, the “Financial Statements”) and all consolidated financial statements of the Corporation and its Subsidiaries included or incorporated by reference in information circulars, forms, reports, statements, prospectuses and other documents filed with securities regulatory authorities since December 31, 2007 were prepared in accordance with GAAP consistently applied (except (A) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Corporation’s independent auditors, or (B) in the case of unaudited interim consolidated financial statements, are subject to normal period-end adjustments and they may omit notes which are not required by Applicable Laws and GAAP in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Corporation and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments). There has been no material change in the Corporation’s accounting policies, except as described in the notes to the Financial Statements, since December 31, 2008.
4.17 Taxes
(a)	Except as set forth in Section 4.17 of the Disclosure Schedule, each of the Corporation and its Subsidiaries has:
(i)	as relates to income and sales Taxes, duly and timely filed, or caused to be filed, all material Tax Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Tax Returns are true and correct in all material respects;
(ii)	except as has been disclosed to the Purchaser’s representatives, paid on a timely basis all Tax and all assessments and reassessments of Tax due on or before the date hereof, other than Tax which is being or has been contested in good faith and for which, in the reasonable opinion of the Corporation, adequate reserves have been provided in the Financial Statements, and other than Tax the failure to pay which would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect;
(iii)	duly and timely withheld, or caused to be withheld, all Tax required by Law to be withheld by it (including Tax and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person, including any employees, officers or directors and any non resident Person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Tax required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(iv)	duly and timely collected, or caused to be collected, any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)	the unpaid Tax of the Corporation and its Subsidiaries did not, as of the date of the Financial Statements, exceed the reserves and provisions for Tax accrued but not yet due as reflected in the Financial Statements, and Tax payable by the Corporation and its Subsidiaries as of the Initial Closing Date and the Second Closing Date will not exceed such reserves and provisions for Tax as adjusted through the applicable closing date in accordance with the past custom and practice of the Corporation and its Subsidiaries;
(c)	no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Tax exists or has been asserted which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of Tax has been taken, asserted, or to the knowledge of the Corporation, threatened, against the Corporation or any of its subsidiaries or any of their respective assets, except, in each case, as disclosed or provided for in the Financial Statements or except such deficiencies, litigation, proposed adjustments, confirmations, actions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(d)	there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Tax of, or the filing of any Tax Return or any payment of any Tax by, the Corporation or any of its Subsidiaries;
(e)	the Corporation is a “taxable Canadian corporation” as defined in the Tax Act;
(f)	there are no Encumbrances, other than Permitted Encumbrances, for Tax upon any of the assets of the Corporation and its Subsidiaries;
(g)	the Corporation and its Subsidiaries are substantially in compliance with the Laws of Canada, Switzerland, Luxemburg and the State of Delaware, including any documentation and recordkeeping requirements thereunder, applicable to the allocation of income and deductions and transactions among related taxpayers; and

(h)	neither the Corporation nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Tax that could give rise to a payment or indemnification obligation (other than agreements among the Corporation and its Subsidiaries and other than customary Tax indemnification provisions contained in credit or loan agreements or agreements related thereto or other transactions entered into in the ordinary course) and neither the Corporation nor any of its Subsidiaries has any liability for Tax of any Person (other than the Corporation and its Subsidiaries) as a transferee or successor, by contract, or otherwise.
4.18 Employment Agreements and Collective Agreements
The Corporation and each of its Subsidiaries is not a party to or bound or governed by:
(a)	in respect of the employees of the Corporation, except for the Contracts with those individuals listed in Section 4.18 of the Disclosure Schedule and employment offer and letters delivered in the ordinary course of business:
(i)	any existing employment agreement with any member of the Corporation’s management or any other officer of the Corporation; or
(ii)	any change of control agreement with any officer or senior employee or any written or, to the knowledge of the Corporation, oral agreement, arrangement or understanding providing for an existing retention, severance or termination compensation or benefits to any officer or senior employee; or
(b)	except as otherwise provided in Section 4.18 of the Disclosure Schedule, any existing collective bargaining or union agreements.
There are no material labour disputes, strikes or lock-outs relating to or involving any employees of the Corporation or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no actual applications or, to the knowledge of the Corporation, threatened applications for certification, voluntary recognition, related employer, successor employer or union bargaining rights in respect of the Corporation or any of its Subsidiaries.
4.19 Property
(a)	Neither the Corporation nor any of its Subsidiaries own any immovable or real property or have any option or agreement capable of becoming an option to purchase any interest in any immovable or real property.
(b)	Each property currently leased or subleased by the Corporation or any of its Subsidiaries from a third party other than the Corporation or any of its subsidiaries (collectively, the “Leased Properties”) is listed in Section 4.19 of the Disclosure Schedule identifying the name of the lessee (i.e., the Corporation or its Subsidiary) and the documents under which such lease is created (collectively, the “Lease Documents”). The Corporation or its applicable Subsidiary holds good and valid leases in the Leased Properties, free and clear of all Encumbrances other than Permitted Encumbrances. Each of the Lease Documents is valid, binding and in full force and effect as against the Corporation or its Subsidiaries and, to the knowledge of the Corporation, as against the other party thereto. None of the Corporation or any of its Subsidiaries and, to the knowledge of the Corporation, any of the other parties to the Lease Documents, is in breach or violation or default (in each case, with or without notice or lapse of time or both) under any of the Lease Documents which breach, violation or default has not been cured and would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the Corporation or any of its subsidiaries has received or given any notice of default under any such agreement which remains uncured which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Corporation, neither the Corporation nor any of its Subsidiaries is in violation of any covenants, or not in compliance with any condition, restrictions or Permitted Encumbrances, affecting any Leased Properties which violations or non-compliances would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)	The Leased Properties and all buildings and improvements thereon are in good operating condition and repair, subject to normal wear and tear. To the Corporation’s knowledge, there are no latent defects of adverse physical conditions affecting any Leased Property or the buildings or improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.20 Personal Property
The Corporation and its Subsidiaries have good and valid title to, or a valid and enforceable lease in, all movable or personal property owned or leased, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Corporation’s nor any of its Subsidiaries’ ownership of or lease in any such movable or personal property is subject to any Encumbrances, other than Permitted Encumbrances. Other than the Permitted Senior Encumbrances, at the Initial Closing Date, the Purchaser shall have a first-ranking security interest or hypothec or equivalent security on all of the assets of the Corporation and all of the assets of each of its Subsidiaries for which a security interest or hypothec or equivalent security has been granted by such Subsidiaries in favour of the Purchaser or Fonde de Pouvoir or collateral agent acting on its behalf.

4.21 Insurance
The Corporation and its Subsidiaries maintain policies or binders of insurance as are listed in Section 4.22 of the Disclosure Schedule. Section 4.22 of the Disclosure Schedule contains a description of all rights to indemnification now existing in favour of present or former officers and directors of the Corporation or any of its Subsidiaries that arise in connection with their serving as directors or officers of the Corporation or any such subsidiary, except for any rights of indemnification that are included in the Corporation’s or any of its Subsidiaries’ charters, by-laws or other comparable organizational documents. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Corporation and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favour of the Corporation or any of its Subsidiaries that the Corporation reasonably has determined to be commercially reasonable, taking into account the industries in which the Corporation and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each insurance policy issued in favour of the Corporation or any of its Subsidiaries or pursuant to which the Corporation or any of its Subsidiaries is a named insured or otherwise a beneficiary under an insurance policy:
(a)	the policy is in full force and effect and all premiums due thereon have been paid;
(b)	none of the Corporation or any of its Subsidiaries is in breach or default, and none of the Corporation or any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy;
(c)	to the knowledge of the Corporation, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by the Corporation or any of its Subsidiaries with respect to any such policy;
(d)	none of such policies will terminate or lapse by reason of the transactions contemplated by this Agreement;
(e)	no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy;
(f)	there is no claim by the Corporation or any of its Subsidiaries pending under any such policy that has been denied or disputed by the insurer; and
(g)	all claims under such policies have been filed in a timely fashion.

4.22 Related Party Transactions
(a)	None of the Corporation’s or any of its Subsidiaries’ Affiliates, officers, directors, members or employees, or any Affiliate of any of the foregoing, or to the Corporation’s knowledge, any shareholder disclosed in public filings with Canadian securities regulators, any supplier, distributor or customer of the Corporation or its Subsidiaries, has any material interest in any property, real or personal, tangible or intangible, including Proprietary Assets used in or pertaining to the business of the Corporation or its Subsidiaries, except for the normal rights of a stockholder or member.
(b)	Other than intercompany settlements and arrangements in the ordinary course of business since 2003, there are no agreements, understandings or proposed transactions between either the Corporation or any of its Subsidiaries and any of their respective officers, directors, employees, shareholders or Affiliates.
(c)	No officer or director of the Corporation or any of its Subsidiaries has any material direct or indirect ownership interest in any firm or corporation with which the Corporation or any of its Subsidiaries has a material business relationship, or any firm or corporation that competes in any material respect with the Corporation or any of its Subsidiaries. To the Corporation’s knowledge, no member of the immediate family of any officer or director of the Corporation or any of its Subsidiaries is directly or indirectly interested in any Material Contract.
4.23 Filings
The Corporation has filed all reports, schedules, forms, statements, exhibits and other documents required to be filed by it with the securities commissions or other applicable provincial securities regulatory authorities, including the TSX. As of the date of such Filings, such Filings, as they may have been subsequently amended by filings made by the Corporation with applicable Canadian securities regulatory authorities or the TSX prior to the date hereof, complied in all material respects with the requirements of Canadian securities Laws applicable to the Filings. None of the Filings, as of the date filed and as they may have been subsequently amended by filings made by the Corporation with the applicable Canadian securities regulatory authority prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
4.24 No Violations
None of the execution and delivery of this Agreement or the other Transaction Documents by the Corporation, the consummation of the transactions contemplated herein and therein by the Corporation or compliance by the Corporation with any of the provisions hereof will:

(a)	violate, conflict with, or result in a material breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which with or without notice or lapse of time or both, would constitute a material default) under, or result in granting to a third party a right to reduce fees or other payments to the Corporation or any of its Subsidiaries under, or result in granting to a third party a right of first refusal, first opportunity, or other right or option to acquire properties or assets of the Corporation or any of its Subsidiaries under, or grant to a third party a right to force the Corporation or any of its Subsidiaries to purchase one or more assets under, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon, any of the properties or assets of the Corporation or any of its Subsidiaries or cause any Indebtedness of the Corporation or any of its Subsidiaries to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Corporation or any of its Subsidiaries under, any of the terms, conditions or provisions of:
(i)	their respective charters or by-laws or other comparable organizational documents; or
(ii)	any note, bond, mortgage, indenture, loan agreement, deed of trust, Encumbrance, or other Contract to which the Corporation or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Corporation or any of its Subsidiaries is bound; or
(b)	subject to obtaining regulatory approvals and the shareholder approval, as required and except for complying with applicable corporate, securities, competition and antitrust Laws:
(i)	violate in any material manner any Law applicable to the Corporation or any of its Subsidiaries or any of their respective properties or assets; or
(ii)	cause the suspension or revocation of any material Permit currently in effect (except, in the case of Sections 4.24(a)(ii) and 4.24(b) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which, if not given or received, or any Permits which, if suspended or revoked, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).
4.25 Listing
The Corporation’s Common Shares are listed for trading on the TSX.

4.26 Books, Records and Disclosure Controls
The Corporation and, to the knowledge of the Corporation, each of its officers and directors are in compliance with, and have complied in all material respects with, the applicable provisions of the TSX. The Corporation and its subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP. The Corporation and each of its Subsidiaries’ corporate records and minute books have been maintained in material compliance with Applicable Laws and are complete and accurate in all material respects.
4.27 Pension and Employee Benefits
(a)	Section 4.27 of the Disclosure Schedule contains a list of all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Corporation or any of its Subsidiaries, employees or former employees of the Corporation, which are maintained by or binding upon the Corporation or any of its Subsidiaries or in respect of which the Corporation or any of its Subsidiaries has any actual or, to the knowledge of the Corporation, potential liability (including the stock option plan of the Corporation) (collectively, the “Plans”).
(b)	All of the Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with all Applicable Laws, and in accordance with their terms and the terms of agreements between the Corporation and/or any of its Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Plans.
(c)	All current obligations of the Corporation or any of its Subsidiaries regarding the Plans have been satisfied in all material respects. All contributions, premiums or taxes required to be made or paid by the Corporation or any of its Subsidiaries, as the case may be, under the terms of each Plan or by Applicable Laws in respect of the Plans have been made in a timely fashion in accordance with Applicable Laws in all material respects and in accordance with the terms of the applicable Plan. The obligations of the Corporation or any of its Subsidiaries to any of the Plans that are multi-employer plans are restricted to providing information and making contributions.
(d)	As of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by the Corporation or any of its Subsidiaries from any applicable Governmental Authorities in respect of any Plan that is a pension or retirement plan; and no such Plan provides any non-pension post-retirement or post-employment benefits. No Plan is a defined benefit pension plan (whether registered or not) and no Plan that is a defined contribution pension plan is an unfunded plan. The Corporation would not incur any material withdrawal liability from withdrawing from any such Plan.
(e)	To the knowledge of the Corporation, no Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, or by any other party (other than routine claims for benefits) and, to the knowledge of the Corporation, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Plan required to be registered or qualified.
(f)	None of the execution and delivery of this Agreement by the Corporation or consummation of the transactions contemplated in this Agreement or compliance by the Corporation with any of the provisions hereof shall result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director of the Corporation or employee of the Corporation or result in any increase or acceleration of contributions, liabilities or benefits, or acceleration of vesting, under any Plan or restriction held in connection with a Plan.
4.28 Environment
(a)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Corporation and its Subsidiaries is in compliance with all, and has not violated any, Environmental Laws.
(b)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)	neither the Corporation nor any of its Subsidiaries has Released, and, to the knowledge of the Corporation, no other Person has Released, any Hazardous Substances (in each case except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable Properties or real properties (including the workplace environment) currently or, to the Corporation’s knowledge, previously owned, leased or operated by the Corporation or any of its subsidiaries; and
(ii)	to the knowledge of the Corporation, there are no Hazardous Substances or other conditions that could reasonably be expected to result in liability of or adversely affect the Corporation or any of its subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable Properties or real properties (including the workplace environment) currently or, to the Corporation’s knowledge, previously owned, leased or operated by the Corporation or any of its Subsidiaries.
(c)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending claims or, to the knowledge of the Corporation, threatened claims, against the Corporation or any of its Subsidiaries arising out of any Environmental Laws.
(d)	No Encumbrance in favour of a Governmental Authority arising under Environmental Laws is pending or, to the knowledge of the Corporation, threatened, affecting the Corporation or any of its Subsidiaries or any real property owned, or leased by the Corporation or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.29 Stop Transfer
The Corporation will not issue any stop transfer order or other order impeding the sale and delivery of any of the Note Shares at such time as they are registered for public sale or an exemption from registration is available, except as required by Law.
4.30 Full Disclosure
Other than as they relate to forward looking statements, the statements by the Corporation contained in this Agreement, the exhibits hereto, the certificates and documents required to be delivered by the Corporation and its Subsidiaries to the Purchaser under this Agreement and in the information Delivered to the Purchaser and its representatives, taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein not materially misleading in light of the circumstances under which such statements were made.
4.31 No Brokers
Except as disclosed in Section 4.31 of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries, nor any of their shareholders or members, is obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or the other Transaction Documents, or in connection with any transaction contemplated hereby or thereby.
4.32 Insolvency Proceedings
It is not the Corporation’s current intention to initiate any proceedings under any insolvency or bankruptcy legislation or otherwise to seek protection from its creditors generally under any such legislation and the Corporation has not initiated or authorized the initiation of any such proceeding.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES BY PURCHASER
The Purchaser represents to the Corporation as follows:
5.1 Authority
The Purchaser is a corporation duly formed and validly existing under the laws of Canada. The Purchaser has the requisite legal right and power, as applicable, to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Assuming due execution and delivery by the other Parties, this Agreement is, and upon their execution, the other Transaction Documents to which the Purchaser is party will be, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. The entering into of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will not result in a violation of any of the terms or provisions of any Law applicable to the Purchaser, or any of its organizational documents, or any material agreement to which it is a party or by which it is bound.
5.2 Securities Not Registered
The Purchaser understands and acknowledges that none of the Securities will be registered under the Securities Act, qualified under any state securities laws or qualified by a prospectus under any Canadian provincial securities laws (collectively, “Registered”, and the act of having securities registered means “Registration”), and that such securities will be offered and sold in reliance upon applicable exemptions from Registration, and that the Corporation’s reliance upon such exemptions is predicated upon the Purchaser’s representations, warranties, agreements, acknowledgements and undertakings set forth in this Agreement. The Purchaser understands and acknowledges that resale of the Securities may be restricted indefinitely in the United States unless they are subsequently Registered in the United States, and in a province of Canada unless they are Registered in that province, unless an exemption from Registration under Applicable Laws applies.
5.3 Accredited Investor; Securities Law Compliance; Investment Intent
The Purchaser is an “accredited investor” within the meaning of National Instrument 45-106 Prospectus and Registration Exemptions, adopted by the Canadian Securities Administrators in each province of Canada, and the Purchaser is not a “US Person” within the meaning of the Securities Act, as presently in effect.

5.4 Restrictions
The Purchaser acknowledges and understands that the Securities have not been Registered and, therefore, will be subject to restrictions on transfer pursuant to Applicable Laws. The Purchaser is purchasing the Securities as principal for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. The Purchaser has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.
5.5 Disclosure of Information to Regulatory Authorities
The Purchaser acknowledges that the Corporation may be required to disclose to securities commissions, stock exchanges or other regulatory authorities the name and address of the Purchaser, the number and type of Securities purchased and the purchase price for such Securities, and, if required by Applicable Laws or the regulations, rules, policies or orders of any securities commission, stock exchange or other regulatory authority, they will, in a timely manner, execute, deliver, file and otherwise assist the Corporation in obtaining such necessary consents and filing such reports, undertakings and other documents with respect to the distribution of the Securities as may be required or requested by the Corporation to enable the Corporation to comply with such obligations.
5.6 No Prospectus
The Purchaser has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, prospectus, sales or advertising literature, or any other disclosure document (other than an annual report, annual information form, interim report, information circular or any other continuous disclosure document, the content of which is prescribed by statute or regulation) describing, or purporting to describe, the business and affairs of the Corporation that has been prepared for delivery to, and review by, prospective purchasers of securities of the Corporation in order to assist them in making an investment decision in respect of the securities offered for sale under the terms of this Agreement. The Purchaser has been afforded the opportunity to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Securities and to obtain such additional information that the Corporation possesses or can acquire without unreasonable effort or expense that it considered necessary in connection with its decision to invest in the Notes. The Purchaser understands that the purchase of securities hereunder involves a high degree of risk and that the Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision in respect of the purchase of such securities.

5.7 Private Placement
The Purchaser understands that the Securities are being offered for sale only on a “private placement” basis and that the offer and sale of the Securities and delivery of certificates representing the Securities are conditional upon such offer and sale being exempt from the requirements as to the filing of a prospectus or registration statement or upon the issuance of such orders, consents or approvals as may be required to permit such offer and sale without the requirement of filing a prospectus or delivering an offering memorandum or other disclosure document and, as a consequence:
(a)	certain protections, rights and remedies provided by the Securities Act (Quebec), including statutory rights of rescission or damages, will not be available to the Purchaser; and
(b)	the Securities will be subject to resale restrictions and the certificates representing the Securities will bear a legend indicating that the resale of the Securities is restricted.
5.8 Compliance with Securities Laws on Resale
The Purchaser understands that there is no public trading market for the Notes. The Purchaser will not offer or sell any of the Securities in Canada unless a prospectus regarding the offering and sale has been filed with applicable securities regulatory authorities and necessary receipts therefor have been obtained, or the offering and sale are exempt from or otherwise not subject to such prospectus requirements, in any circumstances (but without limiting the generality of the foregoing) unless the offering and sale is undertaken in accordance with all Applicable Laws and regulatory requirements (including the requirements of any applicable stock exchange).
5.9 Proceeds of Crime
The funds representing payment of the Principal Amount advanced by the Purchaser hereunder do not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”), and the Purchaser acknowledges that the Corporation may in the future be required by law to disclose the names of the Purchaser and other information relating to this Agreement and the subscription hereunder, on a confidential basis, pursuant to the PCMLA. To the best of the knowledge of the Purchaser:
(a)	none of the subscription funds to be provided to pay the Initial Issue Price or the Second Issue Price, as the case may be:
(i)	has been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States or any other jurisdiction; or
(ii)	are being tendered on behalf of a person or entity who has not been identified to the Purchaser; and

(b)	the Purchaser shall promptly notify the Corporation if any of them discovers that any of such representations ceases to be true, and will provide the Corporation with all appropriate information in connection therewith.
5.10 No Governmental Review
The Purchaser understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Notes or any Common Shares issuable upon conversion of the Notes, or of the fairness or suitability of the investment in the Notes or any Common Shares issuable upon conversion thereof, nor has any such Governmental Authority passed upon or endorsed the merits thereof.
5.11 Financial Capability
The Purchaser will have, subject to the satisfaction of the conditions described herein, sufficient financial resources to deliver the required payment for the Notes as contemplated in Section 2.1 hereof.
5.12 No Impairment
Nothing contained in this Article 5 is intended to otherwise impair the representations, warranties or covenants of the Corporation or the Subsidiaries in this Agreement or the other Transaction Documents.
ARTICLE 6.
COVENANTS
The Corporation covenants and agrees that from and after the date hereof:
6.1 Access
To the extent permitted by Applicable Laws and not in contravention of the rights of third parties, the Corporation shall permit representatives of the Purchaser to have reasonable access to the properties of the Corporation and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom or to discuss the affairs, finances and accounts of the Corporation and its Subsidiaries with the officers and employees of the Corporation upon request, all during normal business hours and subject to other reasonable restrictions by the Corporation.
6.2 Tax Law Compliance
The Corporation shall pay any transfer taxes or other similar charges that may be imposed with respect to the issue or delivery of the Securities by the Corporation to the Purchaser.

6.3 Use of Proceeds and Transaction Expenses
The Corporation hereby covenants and agrees that all of the proceeds received by it from the issuance and sale of the Notes shall be used for working capital and general corporate purposes. In addition the Corporation shall pay to the Purchaser or as the Purchaser may direct: (a) within forty five (45) of the Initial Closing Date, all Transaction Expenses incurred by the Purchaser to and including the Initial Closing Date and (ii) within forty five (45) of the Second Closing Date, all Transaction Expenses incurred by the Purchaser from the Initial Closing Date and to and including the Second Closing Date.
6.4 Shareholder Approval; Election of Purchaser’s Representatives to Board
(a)	The Corporation shall take all such actions as are necessary such that the approval of its shareholders for the transactions contemplated in this Agreement and the other Transaction Documents is not required under Applicable Law or the requirements of the TSX.
(b)	As soon as practicable but in any event no later than the next Annual General Meeting of the shareholders of the Corporation occurring immediately after the execution of this Agreement, the Corporation shall take all such commercially reasonable actions as are necessary to decrease the size of the Board to eight (8) members and shall include two (2) nominees of the Purchaser (the “Purchaser Nominees”) among the management nominees for election to the Board, the whole as contemplated in the Board Representation Agreement. Thereafter in accordance with the terms of the Board Representation Agreement, the Corporation shall take all such commercially reasonable actions necessary to have the Purchaser Nominees (or any replacements appointed by the Purchaser in its sole discretion, subject to any necessary legal, regulatory, corporate or shareholder approvals) continue to serve as members of the Board for so long as the Purchaser or any Permitted Transferees hold any Securities. Such actions shall be limited to causing management to nominate and support the Purchaser Nominees in a slate of directors proposed by the Corporation at any meeting of shareholders of the Corporation.
(c)	The Purchaser Nominees shall be compensated and reimbursed for reasonable out-of-pocket expenses on the same basis as the other directors of the Corporation and shall be indemnified to the fullest extent permitted by Law from and against all Losses incurred in connection with their duties as directors of the Corporation.
6.5 Stop-Orders
The Corporation will advise the Purchaser promptly after it receives notice of issuance by any Canadian provincial securities commission, the SEC or any state securities commission or any other regulatory authority of any cease trade order, stop order or of any order preventing or suspending any offering of or trading in any securities of the Corporation, or of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.
6.6 Listing
The Corporation will use commercially reasonable efforts to maintain the listing of its Common Shares on the TSX and will comply in all material respects with the Corporation’s reporting, filing and other obligations under the by-laws and rules of such exchanges, as applicable.
6.7 Market Regulations
The Corporation shall notify the TSX of, and make all necessary filings of the Corporation with provincial securities regulators, in accordance with their requirements, in connection with, the transactions contemplated by this Agreement and the other Transaction Documents, and shall take all other necessary action and proceedings as may be required and permitted by Applicable Laws, for the legal and valid issuance of the Securities to the Purchaser, and promptly provide copies of all such notices and filings to the Purchaser.
6.8 Reporting Requirements
The Corporation will file with each provincial securities regulator in Canada all reports required to be filed by the Corporation pursuant to applicable securities Laws on a timely basis taking into account any and all extensions granted or permitted by the applicable securities regulator, and refrain from terminating its status as a reporting issuer in each such province.
6.9 Information
(a)	As and from the moment that the Corporation ceases to be a “reporting issuer” in Canada (under applicable Canadian securities Laws) and for so long as the Purchaser holds the Notes, the Corporation shall provide to the Purchaser:
(i)	not later than ninety (90) days following the Corporation’s fiscal year end, an audited balance sheet, statement of income and statement of cash flows for the fiscal year then ended;
(ii)	not later than forty-five (45) days following the end of each fiscal quarter, an unaudited balance sheet, statement of income and statement of cash flows for the fiscal quarter then ended; and
(iii)	any information necessary to assist any Purchaser with its tax filing obligations in a timely manner.
(b)	All material non-public information and data, in whatever form, obtained by the Purchaser in respect of the Corporation and the subject-matter of this Agreement (the “Confidential Information”) shall be held by the Purchaser in the strictest confidence and shall not be disclosed to any third party; provided that such Confidential Information may be disclosed if the disclosure:
(i)	is made with the consent of the Corporation;
(ii)	is made to an Affiliate (including any limited partner, general partner, member, manager, shareholder, director, officer or employee) of the Purchaser and such Affiliate agrees to be subject to such confidentiality provisions;
(iii)	is required by Law or by a Governmental Authority;
(iv)	is in respect of information or data that is in the public domain at the time of the disclosure through no fault of the Purchaser or any party to which it has disclosed the information;
(v)	is made to the Purchaser’s advisors or representatives, which agree to maintain the confidentiality of the Confidential Information; or
(vi)	is received from a third party not subject to confidentiality obligations with respect to such information.
6.10 Insurance
The Corporation shall obtain directors’ and officers’ insurance (“D&O Insurance”), in an amount not less than $20,000,000.00, if available on commercially reasonable terms, as determined by the Board. In any event, the Corporation shall maintain D&O Insurance in an amount not less than $10,000,000.
6.11 Properties
The Corporation will, and will cause each of its Subsidiaries, to keep and maintain all personal (movable) property (including intellectual property) material to the conduct of the Corporation’s business in good working order and condition. In the case of intellectual property, the Corporation shall, and shall cause each of its applicable Subsidiaries, to:
(a)	pay all applicable maintenance fees and renewal fees in connection with each material item of intellectual property, unless the Corporation determines, on a commercially reasonable basis, that such item of intellectual property is no longer material to the conduct of its business or such item is sold or disposed of;
(b)	take commercially reasonable steps to enforce intellectual property rights against any known infringers of any material item of intellectual property and advise the Purchaser of any such infringement;

(c)	continue to use all of its material intellectual property in a manner that will not result in the abandonment or lead to the expungement of any such material intellectual property, provided, however that the Corporation may abandon any intellectual property that the Corporation determines, in its commercially reasonable judgment, is no longer necessary or useful in any material respect to its business.
The Corporation will at all times comply in all material respects with each provision of all leases to which it is a party or under which it occupies property.
6.12 Pre-Emptive Right in respect of Securities
(a)	In the event that the Corporation or any Subsidiary wishes to issue or pursue an offering of treasury shares, Common Shares, preferred shares, securities convertible or exchangeable into Common Shares or preferred shares, or promissory notes or debentures (collectively, the “Subject Securities”) other than securities comprising a Permitted Issuance and other than any Subject Securities to be issued by any Subsidiary in favour of another Subsidiary or an Affiliate, or to be issued as settlement of any transaction between any Subsidiary and an Affiliate thereof, then the Purchaser shall have the right (the “Pre-Emptive Right”), subject to TSX approval and compliance with Applicable Laws, to subscribe for and purchase such Subject Securities, on the same terms and at the same price that the Corporation or the applicable Subsidiary is prepared to issue the Subject Securities to other prospective purchasers.
(b)	If the Subject Securities are being offered by the Corporation or the applicable Subsidiary on different terms to different purchasers, then each such transaction shall be treated as a separate offering for the purposes of this Section 6.12.
(c)	The Corporation shall give to the Purchaser a written notice (the “Sale Notice”) not less than eight (8) Business Days prior to offering or issuing the Subject Securities, which shall specify the number and the class of Subject Securities and the terms and conditions on which they are being or are proposed to be issued.
(d)	The Purchaser may elect to purchase all or a portion of the Subject Securities by giving a written notice of its election (the “Election Notice”) to the Corporation on or before the fifth (5th) Business Day after receiving the Sale Notice. The Election Notice shall state the number of securities that the Purchaser wishes to purchase. If the Purchaser does not deliver an Election Notice within such time-period herein, the Purchaser shall be deemed to have elected not to exercise the Pre-Emptive Right.

(e)	Any purchase of the Subject Securities by Purchaser pursuant to this Section 6.12 shall close no later than thirty (30) days following receipt by the Purchaser of the Sale Notice, subject to any requirements to obtain the approval of the shareholders of the Corporation or any other Applicable Laws, but shall in any case be completed on the basis negotiated by the Corporation or the applicable Subsidiary with other purchasers. If the Purchaser delivers an Election Notice, the Purchaser shall be obligated to complete the purchase of the Subject Securities on the same basis as other purchasers.
(f)	Where a holder of Bellus Notes, other than the Purchaser, has exercised an equivalent right that it may have with respect to the Subject Securities, notwithstanding anything to the contrary in this Section 6.12, the Purchaser shall only be entitled to purchase its proportionate share of the Subject Securities (such proportionate share to be determined on the basis of the value of the Notes held by the Purchaser as percentage of the total value of all of the Bellus Notes at the time of receipt by the Purchaser of the Sale Notice pursuant to this Section 6.12).
6.13 No Short Selling
Until this Agreement and the Transaction Documents are terminated, the Purchaser will not engage in any transaction which is designed to sell short the Common Shares or any other publicly traded securities of the Corporation. In addition, the Purchaser represents that as of the date of this Agreement it does not have any existing short position in the Corporation’s Common Shares, nor has the Purchaser executed any derivative instruments with any third party, which in either case is designed to dispose of the Common Shares.
ARTICLE 7.
LEGENDS
7.1 Legends
Each certificate representing any of the Securities shall bear legends substantially in the following form:
“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date that is 4-month and 1 day from the applicable closing date.]”
The Corporation may instruct its transfer agent not to register a transfer of the Securities unless the conditions specified in the foregoing legends are satisfied.

7.2 Removal of Legends
Any legend endorsed on a certificate pursuant to Section 7.1 and the stop transfer instructions with respect to such Securities as it applies to Section 7.1 shall be removed and the Corporation shall issue a certificate without such legend to the Purchaser thereof if:
(a)	a receipt is obtained for a prospectus in all applicable provinces qualifying the Securities; or
(b)	the hold period applicable to the Securities under applicable provincial securities laws has expired.
ARTICLE 8.
INDEMNIFICATION
8.1 Indemnity
(a)	The Corporation hereby agrees to indemnify and defend and hold harmless each of the Purchaser, its Affiliates, successors and assigns and each of their respective officers, directors, employees and agents (a “Purchaser Indemnified Party” or collectively the “Purchaser Indemnified Parties”) from and against, and agrees to pay or cause to be paid to the Purchaser Indemnified Parties all amounts equal to the sum of, any and all claims, demands, costs, expenses, losses and other liabilities of any kind, other than loss of profits of such Purchaser Indemnified Parties or consequential damages (“Losses”) that the Purchaser Indemnified Parties may incur or suffer (including without limitation all reasonable legal fees and expenses) which arise or result from any breach by the Corporation of any of its representations or warranties, or failure by the Corporation to perform any of its covenants or agreements, in this Agreement or in any other Transaction Document or in any certificate or document delivered pursuant hereto or any other Transaction Document, including but not limited to any third party claims arising or resulting from such breach or failure, except to the extent such Losses arise out of the intentional or gross fault, gross negligence or willful misconduct of the Purchaser, their respective Affiliates, successors and assigns and their respective officers, directors, employees and agents. The rights of the Purchaser hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by Law.
(b)	The Purchaser hereby agrees to indemnify and defend and hold harmless the Corporation, each of its Affiliates, successors and assigns and each of their respective officers, directors, employees and agents (a “Corporation Indemnified Party” or collectively the “Corporation Indemnified Parties”) from and against, and agrees to pay or cause to be paid to the Corporation Indemnified Parties all Losses that the Corporation Indemnified Parties may incur or suffer (including without limitation all reasonable legal fees and expenses) which arise or result from any breach by the Purchaser of any of its representations or warranties, or failure by the Purchaser to perform any of its covenants or agreements, in this Agreement or in any other Transaction Document or in any certificate or document delivered pursuant hereto or any other Transaction Document, including but not limited to any third party claims arising or resulting from such breach or failure, except to the extent such Losses arise out of the intentional or gross fault, gross negligence or willful misconduct of the Corporation or its respective Affiliates, successors and assigns and their respective officers, directors, employees and agents. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 8.1(b), in determining the existence of any inaccuracy in, or misrepresentation or breach of, any representation or warranty by the Purchaser, and the amount of any Losses, no effect shall be given to any qualification as to “materiality” or “Material Adverse Effect” in such representations and warranties. The rights of the Corporation hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by Law or under the Transaction Documents. In no event shall the liability of the Purchaser hereunder exceed, in the aggregate, the amount paid to the Corporation in respect of the Initial Note and the Subsequent Note. Furthermore, in no event shall the liability of the Corporation hereunder exceed, in the aggregate, the amount paid by the Purchaser to the Corporation in respect of the Initial Note and the Subsequent Note together with the interest accrued thereon as provided in the Notes to the date that the indemnification paid to the Purchaser Indemnified Parties pursuant to this Article 8 equals the aggregate principal amount of such Notes.
8.2 Procedures
(a)	If a third party shall notify a Purchaser Indemnified Party or a Corporation Indemnified Party (an “Indemnified Party”) with respect to any matter that may give rise to a claim for indemnification under the indemnities set forth above in Section 8.1, the procedure set forth below shall be followed.
(i)	Notice. The respective Indemnified Party shall give to the party providing indemnification (the “Indemnifying Party”) written notice of any claim, suit, judgment or matter for which indemnity may be sought under Section 8.1 promptly but in any event within thirty (30) days after the Indemnified Party receives notice thereof; provided, however, that failure by the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability it shall otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice shall set forth in reasonable detail:
A.	the basis for such potential claim; and

B. the dollar amount of such claim.
The Indemnifying Party shall have a period of thirty (30) days within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted responsibility for such indemnity.
(ii)	Defense of Claim. With respect to a claim by a third party against an Indemnified Party for which indemnification may be sought under this Agreement, the Indemnifying Party shall have the right, at its option, to be represented by counsel of its choice and to assume the defense or otherwise control the handling of any claim, suit, judgment or matter for which indemnity is sought, which is set forth in the notice sent by the Indemnified Party, by notifying the Indemnified Party in writing to such effect within thirty (30) days of receipt of such notice; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party’s reasonable judgment based upon the advice of counsel, it is advisable in light of the separate interests of the Indemnified Party, to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party but only in respect of one counsel (chosen by the Purchaser) plus appropriate local counsel, if applicable, for all Indemnified Parties. If the Indemnifying Party does not give timely notice in accordance with the preceding sentence, the Indemnifying Party shall be deemed to have given notice that it does not wish to control the handling of such claim, suit or judgment. In the event the Indemnifying Party elects (by notice in writing within such 30-day period) to assume the defense of or otherwise control the handling of any such claim, suit, judgment or matter for which indemnity is sought, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all reasonable professional fees (including attorneys’ fees, accountants, consultants and engineering fees) and investigation expenses incurred by the Indemnified Party after it provides notice under Section 8.2(a)(i) and prior to such election, notwithstanding the fact that the Indemnifying Party may not have been so liable to the Indemnified Party had the Indemnifying Party not elected to assume the defense of or to otherwise control the handling of such claim, suit, judgment or other matter. In the event that the Indemnifying Party does not assume the defense or otherwise control the handling of such matter, the Indemnified Party may retain counsel, as an indemnification expense, to defend such claim, suit, judgment or matter.
(iii)	Final Authority. The Parties shall cooperate in the defense of any such claim or litigation and each shall make available all books and records which are relevant in connection with such claim or litigation. In connection with any claim, suit or other proceeding with respect to which the Indemnifying Party has assumed the defense or control, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, which shall not be unreasonably withheld. In connection with any claim, suit or other proceeding with respect to which the Indemnifying Party has not assumed the defense or control, the Indemnified Party may not compromise or settle such claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld.
(b)	Any claim for indemnification under this Agreement which does not result from the assertion of a claim by a third party shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of thirty (30) days within which to respond thereto.
ARTICLE 9.
MISCELLANEOUS
9.1 Waivers and Amendments
Unless otherwise provided, any provision of this Agreement may be amended or modified upon the written consent of the Corporation and the holders of the Bellus Notes representing at least sixty-six point sixty-seven percent (66.67%) of the aggregate principal amount of such Bellus Notes then outstanding, provided that where any provision of this Agreement is not found in another note purchase agreement of a holder of Bellus Notes and the amendment or modification relates to that provision, only the consent of the holders of the Bellus Notes representing at least sixty-six point sixty-seven percent (66.67%) of the aggregate principal amount of the Bellus Notes which contain such provision in their note purchase agreements shall be required to effect such amendment or modification to such provision. For greater certainty, nothing in this Section 9.1, shall be construed so as to require the Purchaser to obtain the consent of any other holder of Bellus Notes with respect to any waiver or exercise of any right contemplated in, or in respect of, this Agreement. Any provision of this Agreement may only be waived by the party in whose favour such provision is intended to benefit, such waiver to be evidenced by a notice in writing by such party to the other party.
9.2 Governing Law
This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, without regard to the conflict of laws provisions thereof.

9.3 Non-Exclusive Jurisdiction
Any action or proceeding brought by a Party arising out of or in connection with this Agreement or any other Transaction Document, may be brought in a court of competent jurisdiction located in the Province of Québec. The Parties agree not to contest such jurisdiction or seek to transfer any action relating to such dispute brought in the Province of Québec to any other jurisdiction.
9.4 Entire Agreement
This Agreement and the Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement supersedes and replaces the letter-agreement executed between the Parties dated March 30, 2009 and accepted on March 31, 2009.
9.5 Fees and Expenses
(a)	Closing Fee; Reimbursement of Expenses. The Corporation shall pay all reasonable out-of-pocket expenses and fees and disbursements of its attorneys, notaries and accountants, incurred by the Purchaser in connection with:
(i)	the negotiation and consummation of the Transaction Documents and the transactions contemplated hereunder and thereunder, including any due diligence or other review conducted prior to the negotiation of this Agreement as well as any filing fees related to the Security; and
(ii)	any amendment, modification or waiver, or consent with respect to, any of the Transaction Documents or any documentation or agreements in connection therewith (“Transaction Expenses”).
(b)	Expenses Incurred as Directors. The Corporation shall pay all out-of-pocket expenses and fees and disbursements incurred by the Purchaser in connection with the attendance by any representative of the Purchaser that is a member of the Corporation’s Board of any meeting of the Board or any committee thereof, or any meeting of the Corporation’s shareholders.
(c)	Other Expenses. The Corporation shall pay all reasonable out-of-pocket expenses and fees and disbursements, including attorneys’ fees, incurred by or on behalf of the Purchaser in connection with any attempt to enforce any right of Purchaser against the Corporation, any Subsidiary of the Corporation, or any person or other entity that may be obligated to the Purchaser by virtue of any of the Transaction Documents, to the extent a court of competent jurisdiction determines that the Purchaser are entitled to enforce such right.

9.6 Notices
All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or by facsimile transmission or three days after being mailed, registered or certified mail, return receipt requested, with postage prepaid to the applicable parties hereto at the address stated below or if any party shall have designated a different address or facsimile number by notice to the other party given as provided above, then to the last address or facsimile number so designated.

If to the Corporation:

275 Armand-Frappier Blvd.
Laval, Quebec
H7V 4A7

Attention:	Chief Executive Officer and Chief Financial Officer

Facsimile:	(450) 680-4500

and with a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, 26th Floor
Montreal, Quebec
H3A 3N9

Attention:	Richard Cherney and Neil Kravitz

Facsimile:	(514) 841-6499

If to the Purchaser:

Victoria Square Ventures Inc.
751 Square Victoria
Montreal, Quebec
H2Y 2J3

Attention:	the President

Facsimile:	(514) 286-7464

with a copy to (which shall not constitute notice):

Heenan Blaikie LLP
1250 René-Lévesque Blvd. West
Suite 2500
Montreal, Quebec
H3B 4Y1

Attention:	Andrew M. Cohen

Facsimile:	(514) 921-1338
9.7 Validity
If any provision of this Agreement or any of the Transaction Documents shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired thereby.
9.8 Counterparts
This Agreement may be executed in any number of counterparts. This Agreement, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.
9.9 Publicity
Neither the Purchaser nor the Corporation shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by those parties mentioned in such press release or public disclosure in advance; provided that such consent shall not be necessary if otherwise required by Law, a Governmental Authority or a securities exchange in the judgment of the disclosing Party, based on the advice of counsel, so long as prior to such disclosure, such Party consults with the other Party hereto on such press release or public disclosure. The Parties agree that the Disclosure Schedule and the Transaction Documents and all attachments thereto are confidential and shall not be filed with the Canadian securities regulators. The Corporation shall cause each of its Subsidiaries to comply with the provisions of this Section 9.9.

9.10 Succession and Assignment
Except as otherwise expressly provided in this Agreement and subject to the other Transaction Documents and Applicable Laws, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, permitted transferees, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by the Corporation without the prior written consent of the Purchaser; but the Purchaser shall have the right to assign its rights under this Agreement so long as the Purchaser provides prompt written notice to the Corporation of such assignment. No assignment contemplated by this Section 9.10 shall be or shall be deemed to be a discharge, rescission, extinguishment, novation or substitution of the Notes and the Notes shall continue to be the same obligation and not a new obligation.
9.11 Termination; Survival
This Agreement may be terminated (except as provided in the second succeeding sentence):
(a)	with the consent of each Party hereto to the termination of this Agreement; or
(b)	at any time prior to the Closing by the Purchaser in writing, if the Corporation has, or by the Corporation in writing, if the Purchaser has, in any material respect, breached:
(i)	any covenant or agreement contained herein; or
(ii)	any representation or warranty contained herein, and in either case if such breach has not been cured by the date thirty (30) days after the date on which written notice of such breach is given to the Party committing such breach;
(c)	at any time prior to the Closing, by the Purchaser or the Corporation, in writing, if the applications for prior approval referred to in Section 3.1(b) hereof have been denied, and the time period for appeals and requests for reconsideration has elapsed; or
(d)	by the Purchaser or the Corporation, in writing, if the Closing has not occurred within forty-five (45) days of the date of this Agreement; provided that neither Party may terminate this Agreement under this Section 9.11(d) if the failure of such Party to perform its obligations hereunder contributed materially to the delay in consummating the transaction contemplated to be consummated at the Closing.
In the event this Agreement is terminated for any reason, this Agreement shall have no further effect, except that:

(e)	Purchaser’ obligation to hold information in strict confidence pursuant to Section 6.9 shall continue to remain in effect for a period of one year thereafter;
(f)	the Corporation’s obligations to provide the Purchaser with a pre-emptive right on additional issuances pursuant to Section 6.12 shall continue until pursuant to the terms thereof;
(g)	the obligations of Article 8 shall continue for a period of one (1) year thereafter; and
(h)	the provisions set forth in Section 6.2, Section 6.6, Section 6.7, Section 6.8, Section 9.1, Section 9.2, Section 9.3, Section 9.5(b), Section 9.5(c), Section 9.11, Section 9.12 and Section 9.13 shall remain in full force and effect, each shall survive such termination indefinitely;
A termination pursuant to Sections 9.11(b) and 9.11(e) shall not relieve the breaching party from liability for an uncured willful breach of any covenant or agreement contained herein.
9.12 Currency
Unless otherwise provided, all dollar amounts referred to in this Agreement are to the lawful money of Canada. Additionally, if, in connection with any action or proceeding brought in connection with this Agreement or any resulting judgment or order, it becomes necessary to convert any amount due hereunder in one currency (the “first currency”) into another currency (the “second currency”), then the conversion shall be made at the Judgment Conversion Rate on the first business day prior to the day on which payment is received. If the conversion is not able to be made in the manner contemplated by the preceding paragraph in the jurisdiction in which the action or proceeding is brought, then the conversion shall be made at the Judgment Conversion Rate on the day on which the judgment is given. If the Judgment Conversion Rate on the date of payment is different from the Judgment Conversion Rate on such first business day or on the date of judgment, as the case may be, the party shall pay such additional amount (if any) in the second currency as may be necessary to ensure that the amount paid on such payment date is the aggregate amount in the second currency which, when converted at the Judgment Conversion Rate on the date of payment, is the amount due in the first currency, together with all costs, charges and expenses of conversion. Any additional amount owing pursuant to the provisions of this section shall be due as a separate debt and shall give rise to a separate cause of action and shall not be affected by or merged into any judgment obtained for any other amounts due under or in respect of this Agreement.
The term “Judgment Conversion Rate” used in this section means the noon rate of exchange for Canadian interbank transactions in Canadian dollars in the other currency published by the Bank of Canada for the date in question.

9.13 Further Assurances
Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may require, acting reasonably, from time to time, for the purpose of giving effect to this Agreement and shall take such steps as may be reasonably within its power to implement the full extent of this Agreement.
9.14 Cession of rank
Forthwith upon demand by the Corporation, the Purchaser shall (or, as applicable, shall cause the Fonde de Pouvoir acting on its behalf to) grant such cessions of rank as may be requested by the creditor of any Permitted Senior Indebtedness or its counsel to cause any Encumbrance granted pursuant to any Permitted Senior Indebtedness to rank ahead of the Encumbrances created by the Security Documents.
9.15 Language
The parties confirm that it is their wish that this Agreement as well as all other documents relating to this Agreement, including notices, be drawn up in English only. Les parties aux présentes confirment que c’est leur volonté que le présent contrat de même que tous les documents, y compris les avis, s’y rattachant, soient rédigés en anglais seulement.
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date and year first written above.

BELLUS HEALTH INC.

Per:

	Name:	Mariano Rodriguez
	Title	Vice-President
& Chief Financial Officer

Per:

	Name:	David Skinner
	Title	Vice-President, General Counsel
and Corporate Secretary

VICTORIA SQUARE VENTURES INC.

Per:
Name:
Title

Per:
Name:
Title